UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 __________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MillerKnoll, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

To our
shareholders:
MillerKnoll wrapped up fiscal year 2024 with a strong finish. Anticipating demand improvement toward the end of the year, we took action to navigate the environment and drive meaningful profitability improvement. We leveraged our global operations network and diversified channels, invested in innovative solutions for customers, strengthened our product offerings and enhanced our physical and digital experiences. While our retail business and the industry continue to navigate tough conditions in the short-term, we are focused on long-term growth. We are optimistic entering the new year with momentum and positive levels of activity across our business.

Growing Globally
With our collective of brands, we believe there is substantial opportunity to grow internationally.

The strength of our dealer network plays a crucial role in our International Contract strategy. This year, we accelerated our international MillerKnoll dealer network, adding 29 dealers in 13 new cities and 3 new countries. Through our dealers’

showrooms we are expanding our presence in high-performing regions, and throughout the year dealers opened new MillerKnoll showrooms in India, Singapore, and Indonesia. We also added sales leadership and resources in these regions to better connect our international dealers with MillerKnoll. These strategies are yielding positive results and customer engagement.

We have been acting on aggressive plans to bring Knoll to new markets throughout Europe. Our network around the globe is ready to deliver designs for these regions as demand continues to grow.

Designing with Impact
Conversations about the modern workplace are shifting to focus on creating spaces that promote wellbeing and connection. As a leader in transforming modern design, we have an opportunity to shape the dialogue on the modern office through our “Design with Impact” program, aimed at redefining the workplace and bringing design into its next chapter. Launched this year, our approach addresses employees’ need for community and connection, focuses on improving wellbeing, and helps organizations navigate and design for change. These efforts have improved our product offerings and deepened engagement with clients, allowing us to deliver solutions that extend past theoretical return-to-office ideas and meet the unique needs companies face today.

Innovating Customer
Experiences
Our showrooms and storefronts are a key destination for our customers as they explore our collective of design brands. We have enhanced our physical locations and digital experiences.

Based on feedback from our design partners and dealers, we know that in cities where we have multiple showrooms for separate brands, they often chose to visit only one location for convenience. During the year, we began the process of co-locating brand showrooms to create a more powerful customer experience.

“Conversations about the modern workplace are shifting to focus on creating spaces that promote wellbeing and connection.”

For example, we opened a new MillerKnoll contract showroom in Dallas bringing the Herman Miller and Knoll brands together.
In San Francisco, we consolidated our showroom space creating one beautiful location with dedicated space for Herman Miller, Knoll, and Geiger DatesWeiser. In New York we’re expanding our 251 Park Avenue South showroom with dedicated space for Herman Miller, Knoll, Geiger, DatesWeiser, Muuto, and others. Spaces like this, which integrate our portfolio of solutions under one roof, will continue to strengthen our position within the contract furniture industry.

We also continued to optimize our retail presence, prioritizing customer experience and operational efficiency. Strategic decisions, such as converting HAY stores to Design Within Reach (DWR) locations and offering HAY and Muuto through DWR e-commerce sites streamlined operations while offering customers a way to experience more brands in one place. Adding tools such as design configurators, which allow customers to create renderings of their home space and strengthening the trade offerings pages on our site which allow designers to place orders at any time, allowed us to strengthen our e-commerce business. In addition, we debuted a new DWR format in San Francisco with rotating galleries and interactive exhibits, and Muuto opened its flagship store in Tokyo, further strengthening our presence in Asia. We’ll apply learnings from these physical experiences to future stores.

Our retail teams also focused on enhancing and expanding our product assortment. To capture more sales and productivity with less foot traffic, we densified our store space to show more of our collections. Expanded design services and tools allowed us to work more closely with clients to improve their experience, deepen relationships, and generate larger orders.

Despite lingering macroeconomic challenges facing our industry at-large, our strategic approach to optimizing our retail engine and enriching our customers’ experience has put us in a strong position to seize pent-up retail demand, particularly as conditions in the housing market indicate a shift in the right direction.

Focusing on High
Impact Verticals
We are constantly seeking new opportunities to direct our expertise and industry experience towards spaces beyond the home and office, including high-impact verticals such as healthcare and education.

Our scale, agile manufacturing capabilities, distribution network, and design leadership make us uniquely competitive in capturing these high impact verticals as well as the market resilient sectors, such as financial services and legal. We remain focused on these bright spots, as we forge new client relationships and deepen our presence in designing spaces beyond the traditional workspace.

Building on our Design DNA
Our company has spent over a century defining the design industry. This year marked several significant anniversaries.

“Our scale, agile manufacturing capabilities, distribution network, and design leadership, make us uniquely competitive in capturing these market resilient sectors.”
— Herman Miller organized a 100th anniversary exhibition tour starting in Milan and concluding at Fulton Market Design Days, offering limited-edition prints of the John Massey-designed Eames Soft Pad Group poster, and releasing a special edition of the monograph “Herman Miller: A Way of Living.”

— Knoll introduced a special series of Saarinen Tables in exclusive natural stones at its showroom in Paris, to honor the brand’s 85th anniversary. Additionally, Knoll recognized the 75th anniversary of the iconic womb chair and debuted a refreshed design for Knoll overall.

— Holly Hunt celebrated its 40th anniversary with a special edition HH40 collection that included fresh design concepts with a nod to its rich history.

We also launched more than 40 new products or enhancements across the collective this year, including the Herman Miller Gaming and G2 Esports limited-edition Embody Chair, the NaughtOne Pippin flexible lounge chair and Morse Table System, Florence Knoll’s reintroduced Model 31 and 33 seating, Herman Miller’s Fuld Nesting Chair, Muuto’s Fine Suspension Lamp, and the HAY Type Chair.

“We’ve made progress toward our sustainability initiatives
through enhancements in
renewable energy, reducing the single-use plastics in both our packaging and production, and increasing recycled content in products.”

Our focus on sustainability and innovation is reflected in the new products launched and awards we received. Notably, the NaughtOne Pippin Chair has been recognized for its sustainability achievements, exemplifying our focus on sustainability in the design of products.
Our efforts have also been acknowledged by prestigious organizations such as EcoVadis and SEAL Awards, highlighting our leadership in sustainability and corporate responsibility.

Internally, we continue to focus on employee engagement initiatives which build a supportive work environment and promote our teams’ wellbeing. Our global team is an asset and the Business Resource Groups (BRGs), led by associates, remind us that our differences encourage vibrancy, innovation, and better solutions. BRGs are voluntary and open to all employees interested in fostering an inclusive workplace, while also aligning with our Company’s mission
and objectives.

Our annual company-wide Day of Purpose provides our employees a day away from the office to contribute to their communities and ensures U.S. team members can participate in regional elections.
In November, associates organized

nearly 250 global Day of Purpose events. We reaffirmed that when we come together as one MillerKnoll collective, we are better together and can achieve more.

In conclusion, this year has been one of significant achievements and evolution, all designed to strengthen our position in the market. MillerKnoll’s commitment to design excellence and international expansion will drive growth and success. We’re confident in the strength of our business, even as demand pressures linger. We’ve navigated the economic environment to meet rebounding demand and are optimistic about the future as conditions become even more favorable. As we move forward, we are grateful for your continued support and confidence in MillerKnoll.

MillerKnoll brands earned a number of design awards including the Fast Company Innovation by Design award for the Knoll Newson Task Chair and Interior Design’s Best of Year Award in the Contract Task Seating category for the Herman Miller Asari Chair.

Creating a Better World
In 2023, we launched the first Better World Report as MillerKnoll highlighting our collective progress toward protecting the planet and fostering an inclusive work environment for our associates.

We’ve made progress toward our sustainability initiatives through enhancements in renewable energy, reducing the single-use plastics in both our packaging and production, and increasing recycled content in products.

Andi R. Owen President and Chief Executive Officer

BOARD OF DIRECTORS1

Michael A. Volkema Chairman since 2000 and Director since 1995	John Maeda Director since 2024

Tina Edekar Edmundson Director since 2024	Heidi J. Manheimer Director since 2014

Douglas D. French Director since 2002	Candace S. Matthews Director since 2020

Jeanne K. Gang Director since 2024	Andi R. Owen President and CEO, and Director since 2018

John R. Hoke III Director since 2005	Michael C. Smith Director since 2019

Lisa A. Kro Director since 2012	Michael R. Smith Director since 2021

BOARD COMMITTEES2

Audit	Compensation	Governance and Corporate Responsibility

Lisa A. Kro (Chair)	Michael C. Smith (Chair)	John R. Hoke III (Chair)
Douglas D. French	Douglas D. French	Heidi J. Manheimer
Michael R. Smith	Heidi J. Manheimer	Candace S. Matthews
	Candace S. Matthews	Michael R. Smith

EXECUTIVE OFFICERS

Andi R. Owen President and Chief Executive Officer Elected as an executive officer in 2018	Jeffrey M. Stutz Chief Financial Officer Elected as an executive officer in 2009

Christopher M. Baldwin Group President, MillerKnoll Elected as an executive officer in 2021	Megan C. Lyon Chief Strategy and Technology Officer Elected as an executive officer in 2019

John P. Michael President, Americas Contract Elected as an executive officer in 2020	Debbie F. Propst President, Global Retail Elected as an executive officer in 2020

Jacqueline H. Rice General Counsel and Corporate Secretary Elected as an executive officer in 2019	B. Ben Watson Chief Creative and Product Officer Elected as an executive officer in 2010

1 As of Proxy Record Date, August 16, 2024.
2 Andi R. Owen is an ex officio member of all committees. Ad hoc committees may be commissioned from time to time. Directors appointed to Board in 2024 will be appointed to Committees at the October 2024 meeting.
MillerKnoll

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
October 14, 2024
10:30 am Eastern Daylight Time (“EDT”)
MillerKnoll, Inc. will hold a virtual annual shareholders meeting at www.virtualshareholdermeeting.com/MLKN2024

Items of Business
MillerKnoll, Inc. (“we,” “us,” “our,” the “Company,” or “MillerKnoll”) will ask shareholders to vote on the proposals listed in the table below and consider any other matters as may properly come before the meeting or any adjournment or postponement thereof:

Proposal	Board Recommendation
1.Elect six directors, one for a term of one year, one for a term of two years, and four for a term of three years;	FOR
2.Approve, on an advisory basis, the Company’s Named Executive Officer compensation; and	FOR
3.Ratify the Audit Committee’s selection of KPMG LLP as MillerKnoll, Inc.’s independent registered public accounting firm for fiscal 2025.	FOR

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING
TO BE HELD ON OCTOBER 14, 2024:
Our Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

How to Vote
Shareholders of record at the close of business on August 16, 2024 (the “Record Date”), will be eligible to vote at this year’s Annual Meeting. Voting in advance of the Annual Meeting is encouraged, even if you plan to attend. Shareholders can vote shares by any of the following methods:

INTERNET Visit www.proxyvote.com until 11:59 pm ET on October 13, 2024(1)	TELEPHONE Call 1 800 690 6903 until 11:59 pm ET on October 13, 2024(1)	MAIL Mark, sign, date, and mail proxy card. Must be received by October 11, 2024	ONLINE AT THE MEETING Shareholders of record may vote during the meeting as indicated below
(1) For shares held directly, vote by October 13, 2024. For shares held in a plan, such as the MillerKnoll Retirement Plan, vote by October 9, 2024, 10:00 am ET.
As a shareholder, you are cordially invited to attend the virtual meeting on Monday, October 14, 2024, beginning promptly at 10:30 am EDT. Fifteen minutes prior to start time, you should log on at www.virtualshareholdermeeting.com/MLKN2024 to complete online check-in procedures. You will be required to enter your 16-digit control number included in your Notice of Internet Availability of the Proxy Materials (the “Notice of Internet Availability”), on your proxy card, or on the instructions that accompanied your proxy materials. During the virtual meeting, you will be able to listen, vote shares electronically, and submit questions. There will be no physical location for shareholders to attend.

By Order of the Board of Directors of MillerKnoll, Inc.
Jacqueline H. Rice
General Counsel and Corporate Secretary
August 30, 2024
2024 Proxy Statement    i

MillerKnoll

BUSINESS OVERVIEW AND STRATEGY
As a global leader of design, MillerKnoll and our collective of dynamic brands have led conversations on design for over 100 years, and we continue to drive our industry forward with visionary thinking and a purposeful approach. From the spaces we make that help us live and work better, to how we manufacture our products, to the ways we solve challenges facing our customers and global community, design is our tool for creating positive impact. Our optimism leads us as we redefine modern for the 21st century, and design a future that is more sustainable, caring, and beautiful for all people and our planet.

Areas of Strategic Focus
Our strategy is designed to harness the full potential of MillerKnoll while driving growth across all business segments, geographies, and customer groups and creating value for all our stakeholders. We will capitalize on global trends including hybrid and flexible work, consumers’ focus on investing in their homes, a focus on health and well-being, and an expectation of corporate social responsibility. Our strategy includes three key focus areas:

•Drive Customer Demand and Order Growth
•Foster a Culture of Highly Engaged Associates
•Deliver Value for our Associates and Shareholders

Drive Customer Demand and Order Growth
We are prioritizing programs to deliver world-class experiences with every client interaction. We have a global, go-to-market framework for contract sellers, Design With Impact, that is organized around well-being, connection and change, and we are investing in MillerKnoll showrooms that bring our brands closer together to show the breadth of our offerings. As part of this work, we are enhancing and opening MillerKnoll showrooms in select markets including Atlanta, Chicago, Dallas, London, Los Angeles, New York, Toronto and San Francisco. In addition, we will continue to leverage the wide reach of our dealers’ showrooms around the globe.

In retail, we are working to evolve and enhance the Design Within Reach experience. We are testing new store formats, expanding our product assortment and offering design services both in store and online to enhance the customer experience, attract new customers, and grow existing customers. In addition, we continue to launch new online tools to support our trade customers making it easier for them to incorporate our products in their client projects.

Foster a Culture of Highly Engaged Associates
As MillerKnoll, we have created one of the most talented teams in the industry. We are committed to nurturing this distinct competitive advantage by fostering a culture of highly engaged associates and inspiring belief in our shared future. We empower our associates to be agile and hold our teams accountable for living our actions and delivering high performance.

Our priorities include offering a seamless MillerKnoll employee experience via a global Human Resources technology platform; providing a competitive and internally equitable compensation and benefits program; growing internal capabilities through development opportunities for all career levels; and investing to make MillerKnoll an employer of choice around the world.

Deliver Value to Our Associates and Shareholders
We believe there is opportunity for meaningful long-term growth in each of our business segments. MillerKnoll is uniquely positioned to capitalize on these opportunities given the breadth of our Contract and Global Retail businesses and product portfolios, global reach, and omni-channel distribution and fulfillment capabilities.

2024 Proxy Statement 1

FINANCIAL HIGHLIGHTS FROM FISCAL 2024
During fiscal year 2024 MillerKnoll demonstrated an ability to navigate challenging macroeconomic conditions, with meaningful improvement in profitability amongst lower levels of net sales as compared to the prior year. In 2024 MillerKnoll net sales decreased 11.2% and 8.1%(1) on a reported and organic basis, respectively. Diluted earnings per share improved by 101.8% and 12.4%(1) on a reported and adjusted basis, respectively.

Net sales within the Americas Contract segment declined by 10.0% on a reported basis and 8.3%(1) on an organic basis. Our Global Retail segment saw a 16.4% reported and 8.6%(1) organic net sales decline over the prior year. The International Contract and Specialty segment net sales declined by 8.4% on a reported basis and 7.2%(1) organically.

Gross margin of 39.1% represented an increase over the prior year of 410 basis points. On an adjusted basis gross margin improved 370 basis points.(1) Gross margin improvement in the year was driven primarily by favorable freight, logistics and commodity costs, the benefit of price increase actions taken over the past few years and benefits from the realization of synergies associated with the acquisition of Knoll.

Reported operating expenses of $1.25 billion were $55.4 million below the prior year. On an adjusted basis, operating expenses of $1.16 billion(1) were $31.5 million below the prior year period.

On a reported basis, operating earnings of $167.2 and operating margin of 4.6% were higher compared to the prior year’s figures of $122.3 million and 3.0%. On an adjusted basis, we achieved operating earnings of $262.2 million(1) and a 7.2%(1) adjusted operating margin for fiscal 2024 compared to adjusted operating earnings of $256.5 million(1) and a 6.3%(1) adjusted operating margin in the prior year.

Diluted earnings per share for the full year totaled $1.11 compared to a earnings per share of $0.55 last year. On an adjusted basis, diluted earnings per share totaled $2.08(1) in the current fiscal year compared to $1.85(1) in fiscal 2023.

We reported a net operating cash inflow of $352.3 million in fiscal 2024. This is an increase in operating cash inflows of $189.4 million from the prior year, driven by a combination of increased earnings and a reduction in working capital. Capital expenditures for the year totaled $78.4 million, and the Company paid $55.6 million in dividends. The Company ended the fiscal year with a cash position of $230.4 million.
(1) Non-GAAP measurements; see Appendix A for reconciliations and explanations.
2 MillerKnoll

PROXY STATEMENT SUMMARY
This section highlights certain important information presented in this Proxy Statement and is intended to assist you in evaluating the matters to be voted on at our Annual Shareholder Meeting to be held on Monday, October 14, 2024. We encourage you to read this Proxy Statement in its entirety before you cast your vote. For more information regarding MillerKnoll’s fiscal 2024 performance, please review our Annual Report on Form 10-K for the fiscal year ended June 1, 2024.

Proposals and Voting Recommendations

PROPOSAL 1	ELECTION OF DIRECTORS	✓ The Board of Directors recommends a vote “FOR” the election of each of the nominees to serve as directors.

The Board of Directors of the Company has nominated the following three directors, previously elected by our shareholders for re-election to the Board: Douglas D. French, John R. Hoke III, and Heidi J. Manheimer. In addition, our Board of Directors has nominated the following three directors recently appointed to the Board for election to the Board by shareholders: Tina Edekar Edmundson, Jeanne K. Gang, and John Maeda. The Board approved each of the nominees following the recommendation of our Governance and Corporate Responsibility Committee.

For details, see page 4.

PROPOSAL 2	ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION	✓ The Board of Directors recommends a vote “FOR” the advisory vote to approve the Company’s Named Executive Officer compensation.

Our shareholders have the opportunity to participate in an advisory vote on the compensation of the executive officers named in this Proxy Statement (our “Named Executive Officers” or “NEOs”) on an advisory and annual basis, the “say-on-pay” proposal.

For details, see page 18.

PROPOSAL 3	RATIFICATION OF AUDIT COMMITTEE’S SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	✓ The Board of Directors recommends a vote “FOR” this proposal to ratify the appointment of KPMG LLP as our Company’s independent registered accounting firm for 2025.

Our Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2025. Representatives of KPMG LLP will participate in the Annual Meeting of Shareholders and will be available to respond to appropriate questions. Shareholders may submit questions online at www.virtualshareholdermeeting.com/MLKN2024. The KPMG LLP representatives will have the opportunity to make a statement if they so desire.

For details, see page 47.

2024 Proxy Statement 3

Corporate Governance	Table of Contents

PROPOSAL 1	ELECTION OF DIRECTORS

The Board of Directors of the Company has nominated the following three directors, previously elected by our shareholders for re-election to the Board: Douglas D. French, John R. Hoke III, and Heidi J. Manheimer. In addition, our Board of Directors has nominated three directors recently appointed to the Board for election to the Board by shareholders: John Maeda is nominated to serve a one-year term expiring at the 2025 Annual Meeting. Jeanne K. Gang is nominated to serve a two-year term expiring at the 2026 Annual Meeting. Tina Edekar Edmundson is nominated to serve a three-year term expiring at the 2027 Annual Meeting. All other nominees are nominated to serve three-year terms expiring at the 2027 Annual Meeting. Tina Edekar Edmundson, Jeanne K. Gang, and John Maeda were appointed to the Board on July 24, 2024. The Board approved each of the nominees following the recommendation of our Governance and Corporate Responsibility Committee.

More information about the nominees, as well as directors who will continue in office following the Annual Meeting, is provided below. Unless otherwise directed by a shareholder’s proxy, the persons named as proxy holders in the accompanying proxy will vote for the nominees named above. If any of the nominees becomes unavailable, which we do not anticipate, then the Board of Directors may designate substitute nominees at its discretion, in which event your proxy will be voted for such substituted nominees unless you have withheld authority to vote for directors. Shares cannot be voted for a greater number of people than the number of nominees named.

Our Bylaws provide that each director will be elected by the majority of the votes cast with respect to that director’s election at any meeting of shareholders for the election of directors, other than a contested election. A majority of the votes cast means that the number of votes cast “for” a director’s election exceeds the number of votes “withheld” with respect to that director’s election. In a contested election, each director will be elected by a plurality of the votes cast with respect to that director’s election at the meeting. An election is considered contested if the number of persons properly nominated to serve as directors exceeds the number of directors to be elected at that meeting.

In an uncontested election of directors, any nominee for director who is already serving as a director and receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (a “majority against vote”) is required to promptly tender his or her offer of resignation. Abstentions and broker non-votes are not counted as votes cast either “for” or “withheld” with respect to that director’s election. The Governance and Corporate Responsibility Committee of the Board will then promptly consider the offer of resignation submitted by a director receiving a majority against vote, and that Committee will recommend to the Board whether to accept or reject the tendered offer of resignation or whether other action is recommended.

The Board must act on the tendered offer of resignation no later than 90 days following the certification of the shareholder vote for the meeting at which the election occurred. In considering the Committee’s recommendation, the Board will consider the factors presented by the Committee and such additional information and factors the Board believes to be relevant. The Company will promptly publicly disclose the Board’s decision on whether to accept the resignation as tendered, including a full explanation of the process by which the decision was reached and the reasons for the Board’s decision. Any director who tenders a resignation pursuant to those procedures may not participate in the Committee recommendation or the Board consideration regarding whether to accept the tendered resignation.

The Board of Directors currently consists of 12 directors, 11 of whom are independent. The maximum number of directors for the Board is 13. Our Bylaws require that directors be divided into three classes, each class to be as nearly equal in number as possible. Members of each class hold office until the third succeeding annual meeting following their election (other than new directors elected to a class in the middle of the three-year term for that class) and until their successors are duly elected and qualified or until their removal or resignation.

The Board of Directors recommends a vote “FOR” the election of each of the nominees to serve as directors.
4 MillerKnoll

Table of Contents	Corporate Governance
Our Nominees and Directors
Certain information with respect to the nominees for election at the Annual Meeting, as well as for each of the other directors, is included on the following pages, including their names, ages, a brief description of their recent business experience (including present employment), certain directorships that each person held during the last five years, and the year in which each person became a director of the Company. We have also included additional information about each director describing some of the specific experiences, qualifications, attributes, or skills that each one possesses that the Board believes has prepared them to be effective directors.

Nominees for Election Whose Terms Expire in 2027

Douglas D. French
Principal Occupation(s) During Past Five Years:
Managing Director, Santé Health Ventures, Since 2007

Other Public Directorships: None

Mr. French has served as a founding partner of Santé Health Ventures, an early-stage healthcare venture fund, since 2007. Prior to co-founding Santé Health Ventures, he served as the President and Chief Executive Officer of Ascension Health, the largest not-for-profit health system in the U.S. Mr. French has also served as CEO for St. Mary’s Medical Center and St. Vincent Health System, both of Midwest Indiana. He has more than three decades of health management experience, including serving as a director for numerous public and private companies.

Mr. French’s governance experience, as well as his leadership roles and expertise in the health management industry, provides a valuable resource to management and the Board of Directors.

Age 70 Director since 2002 Committees: •Audit •Compensation

John R. Hoke III
Principal Occupation(s) During Past Five Years:
Chief Innovation Officer, Nike, Inc., Since 2023 Chief Design Officer, Nike, Inc., From 2017 – 2023

Other Public Directorships: None

Since joining Nike, Inc., a marketer of athletic footwear, apparel, equipment, accessories, and services, in 1993, Mr. Hoke has led the communication of Nike’s culture of creativity and innovation internally and externally. He is currently the Chief Innovation Officer, leading the company’s design team which includes more than 1,000 product and industrial designers, graphic designers, and fashion designers, as well as architects, interface, and digital content designers to strategically amplify and accelerate innovation for Nike’s next chapter of growth. He previously served as Chief Design Officer from 2017 to 2023, and Vice President of Global Design from 2010 to 2017. Mr. Hoke has also served as a director to several not-for-profit organizations relating to art and design.

Mr. Hoke’s design expertise, both domestically and internationally, including his leadership role in a major global enterprise, brings an additional, insightful perspective to the Company’s Board of Directors.

Age 59 Director since 2005 Committees: •Governance and Corporate Responsibility (Chair)

2024 Proxy Statement 5

Corporate Governance	Table of Contents

Heidi J. Manheimer
Principal Occupation(s) During Past Five Years:
Executive Chairman, Surratt Cosmetics LLC, Since 2017

Other Public Directorships: None

Ms. Manheimer is the Executive Chairperson of Surratt Cosmetics LLC, a customizable beauty products and cosmetics company. Ms. Manheimer was an independent consultant from 2015 to 2017. She served as the Chief Executive Officer of Shiseido Cosmetics America, a global leader in skincare and cosmetics, from 2006 to 2015, as President of US Operations from 2002 to 2006, and as Executive Vice President and General Manager from 2000 to 2002. Prior to that, she spent seven years at Barney’s New York and seven years at Bloomingdale’s in the beauty care divisions, rising to senior leadership positions within each company. Ms. Manheimer currently sits on the Board of Directors of Burton Snowboards, having been appointed in 2006. For many years, she has served on nonprofit and trade association boards, and she was elected Chairwoman of the Cosmetic Executive Women Foundation in 2014.

Ms. Manheimer’s extensive experience as a senior executive in the retail industry, experience with both eCommerce and international business practices, and service as a board member for both for-profit and nonprofit businesses provide a valuable resource to management and the Board of Directors.

Age 61 Director since 2014 Committees: •Compensation •Governance and Corporate Responsibility

Tina Edekar Edmundson
Principal Occupation(s) During Past Five Years:
President, Luxury, Marriott International, Inc., Since 2023 Global Brand Officer, Marriott International, Inc., From 2013 – 2023

Other Public Directorships: None

Ms. Edmundson has set a new standard for creativity and innovation across luxury and lifestyle hospitality. In her current role as the inaugural President, Luxury at Marriott International, she oversees the company’s global brand and operations strategy for their luxury portfolio, which includes more than 500 hotels in 38 countries across eight coveted brands, including The Ritz-Carlton, Ritz-Carlton Reserve, St. Regis, EDITION, Bvlgari Hotels & Resorts, W Hotels, The Luxury Collection, and JW Marriott. She brings over 25 years of experience transforming brands that inspire travel for customers, including her 16-plus year career at Marriott International and previous hospitality experience working with Starwood Hotels and Resorts.

Ms. Edmundson’s proven ability to successfully launch and transform brands, craft exceptional customer experiences, and capitalize on strategic business opportunities within the global and luxury market spaces complements the Company’s strategic priorities and will make her a valuable contributor to the Board.

Age 58 Director since 2024 Committees — Pending appointment at October 2024 Board meeting.

6 MillerKnoll

Table of Contents	Corporate Governance

Nominees for Election Whose Terms Expire in 2025

John Maeda
Principal Occupation(s) During Past Five Years:
Vice President of Engineering, Head of Computational Design / AI Platform, Microsoft, Since 2022
Chief Technology Officer, Everbridge, 2020 – 2022
Executive Vice President and Chief Experience Officer, Publicis Sapient, 2019 – 2020
Head of Computational Design and Inclusion, Automattic, 2016 – 2019

Other Public Directorships:
Sonos, Inc., 2012 – 2020

Mr. Maeda is a well-known technologist, educator, and investor. As Vice President of Engineering, Head of Computational Design for Microsoft’s AI Platform, he designs how software developers use AI models to their fullest. Prior to Microsoft, John dedicated his career to advancing design and innovative technologies in risk management at Everbridge, early-stage startups at KleinerPerkins, and cloud publishing at Automattic. He also served as the 16th President of the Rhode Island School of Design and led research at the MIT Media Lab. John is the author of five books on simplicity and leadership and has exhibited his contemporary art worldwide. He brings board experience having served on the Board of Directors for Sonos, Inc.

Mr. Maeda brings insightful thought leadership on using design to improve processes and outcomes in businesses, products, and user experiences. His board experience and executive roles in publicly traded multinational technology companies position him to be a key thought partner on issues at the intersection of design and technology.

Age 57 Director since 2024 Committees — Pending appointment at October 2024 Board meeting.

Nominees for Election Whose Terms Expire in 2026

Jeanne K. Gang
Principal Occupation(s) During Past Five Years:
Founding and Principal Partner, Studio Gang Architects, Ltd, Since 1997

Other Public Directorships: None

Ms. Gang is an internationally renowned architect known for designing striking places that strengthen connections between people, communities, and the natural world. She is the founding partner of the architecture and urban design practice Studio Gang, whose award-winning portfolio includes the Gilder Center at the American Museum of Natural History; a new United States Embassy in Brazil; and an expansion of the Clinton Presidential Center. A MacArthur Fellow and a Professor in Practice at the Harvard Graduate School of Design, Jeanne has been named one of TIME Magazine’s most influential people in the world. She has authored four books on architecture, and her work has been exhibited widely.

Ms. Gang’s appointment to the Board underscores MillerKnoll’s commitment to designing a better world. Her deep expertise in architecture, design, and ability to create innovative architectural and urban development solutions will positively influence and challenge the Company’s sustainability initiatives.

Age 60 Director since 2024 Committees — Pending appointment at October 2024 Board meeting.

2024 Proxy Statement 7

Corporate Governance	Table of Contents

Directors Whose Terms Expire in 2025

Lisa A. Kro
Principal Occupation(s) During Past Five Years:
Chief Financial and Administrative Officer, Ryan Companies, Since 2019

Other Public Directorships:
First Solar, Inc.

Ms. Kro is the Chief Financial and Administrative Officer at Ryan Companies, a national real estate services company. From 2010 to 2018 she co-founded and was Managing Director at the private equity firm Mill City Capital. From 2004 to 2010, Ms. Kro was the Chief Financial Officer and a Managing Director of Goldner Hawn Johnson & Morrison, also a private equity firm. Prior to joining Goldner Hawn, she was a partner at KPMG LLP, an international public accounting firm.

Ms. Kro’s service in auditing, as well as her experience in the finance and capital environments, enable her to contribute to a number of financial and strategic areas of the Company. Her experience on other boards, including serving as the financial expert on the Audit Committee of another publicly traded company, First Solar, Inc., contributes to the oversight of the Company’s financial accounting controls and reporting.

Age 59 Director since 2012 Board Committees •Audit (Chair)

Michael C. Smith
Principal Occupation(s) During Past Five Years:
Co-founder and General Partner, Footwork, Since 2021 President and Chief Operating Officer, Stitch Fix, Inc., 2019 – 2021

Other Public Directorships:
Ulta Beauty, Inc.

Mr. Smith is the Co-Founder and General Partner of Footwork Venture Capital, an early-stage venture capital firm. He previously served as President, Chief Operating Officer (COO), and interim Chief Financial Officer of Stitch Fix, an online personal styling platform with more than 2.9 million clients. Prior to Stitch Fix, he was COO at Walmart.com, overseeing all operations for a $5 billion division, including one of the most successful multichannel offerings in the industry. Mr. Smith has been an innovative leader in the digital and fast-paced online consumer sectors for more than 15 years, with leadership positions in eCommerce, operations, customer experience, and finance. He joined Stitch Fix in 2012 and was instrumental in helping to scale the business from a small start-up to the innovative public company it is today.

Mr. Smith’s expertise and passion for building smart, efficient, and customer-centric online experiences helps the Company improve its customer experience initiatives and the growth of global businesses.

Age 54 Director since 2019 Board Committees •Compensation (Chair)

8 MillerKnoll

Table of Contents	Corporate Governance

Michael A. Volkema
Principal Occupation(s) During Past Five Years:
Chairman of the Board, MillerKnoll, Inc., Since 2000

Other Public Directorships:
Wolverine Worldwide, Inc., 2005 – 2021

Mr. Volkema has been Chairman of the Board of Directors of MillerKnoll, Inc. since 2000, serving as non-executive Chairman since 2004. He also served as CEO and President of the Company from 1995 to 2004. Mr. Volkema has more than 30 years of experience as a senior executive in the home and office furnishings industry. This experience includes corporate leadership, branded marketing, international operations, and public company finance and accounting through audit committee service.

Mr. Volkema is a key contributor to the Board based upon his knowledge of the Company’s history and culture, operational experience, board governance knowledge, service on boards of other publicly held companies, and industry experience.

Age 68 Director since 1995 Board Chairman since 2000

Directors Whose Terms Expire in 2026

Candace S. Matthews
Principal Occupation(s) During Past Five Years:
Chief Reputation Officer, Amway, 2019 – May 2021 Regional President Americas, Amway, 2014 – 2020

Other Public Directorships:
Société Bic S.A.
AptarGroup, Inc.

Ms. Matthews is the former Chief Reputation Officer of Amway Corporation, a leading health and wellness company and the world’s largest direct selling channel. Her tenure at Amway includes serving as Regional President Americas from 2014 to 2020 and Chief Marketing Officer from 2007 to 2014. Ms. Matthews has over 20 years of leadership experience across a variety of highly competitive consumer-product industries, including L’Oréal S.A., the Coca-Cola Company, CIBA Vision Corporation, Bausch + Lomb, Procter & Gamble, and General Mills. She currently serves on the Board of Directors of Société Bic S.A., having been appointed in 2017 where she currently sits on the Audit Committee and is the Chair of the Nominations, Governance and Corporate Social Responsibility Committee. Ms. Matthews was appointed to the Board of Directors of AptarGroup, Inc. in June 2021; as of May 2023 she is now Chair of the Board and she sits on the Corporate Governance Committee.

Ms. Matthews’ extensive experience in corporate social responsibility, consumer marketing, and brand management brings significant expertise as the Company continues to accelerate its focus on strategic growth and culture-building objectives.

Age 65 Director since 2020 Board Committees: •Compensation •Governance and Corporate Responsibility

2024 Proxy Statement 9

Corporate Governance	Table of Contents

Andi R. Owen
Principal Occupation(s) During Past Five Years:
President and CEO, MillerKnoll, Inc., Since 2018

Other Public Directorships:
Taylor Morrison Home Corp

Ms. Owen serves as the Company’s President and Chief Executive Officer, a role she has held since August 2018. Prior to joining the Company, she served a 25-year career at Gap Inc., where she most recently acted as Global President of Banana Republic, from 2014 to 2017, leading 11,000 employees in over 600 stores across 27 countries.

Ms. Owen is the only member of Company management on the Board of Directors. She has a diversified skill set that aligns with the strategic direction of MillerKnoll today, ranging from digital and omni-channel transformation to design, development, and supply chain management, making her an important contributor to the Board

Age 59 President and CEO, and Director since 2018 Ex-officio member of all Board Committees.

Michael R. Smith
Principal Occupation(s) During Past Five Years:
Executive Vice President and Chief Financial Officer, McCormick & Company, Inc., Since 2016

Other Public Directorships:
Church & Dwight Co, Inc.

Mr. Smith is Executive Vice President and Chief Financial Officer for McCormick & Company, Inc., a publicly-held consumer packaged goods company. Since 2023, Mr. Smith is also responsible for McCormick's Transformation and Technology function with oversight in related areas such as cybersecurity. He is also a member of McCormick’s Management Committee. In July 2024, he was elected as independent director to the Board of Directors of Church & Dwight Co., Inc. and was appointed to serve on their Audit Committee.

Over his 30-year career with McCormick he has served in a variety of financial leadership roles including Senior Vice President Capital Markets and Chief Financial Officer for North America, Chief Financial Officer for EMEA, Vice President Treasury and Investor Relations, and Vice President Finance and Administration for U.S. Consumer Products. Mr. Smith is a certified public accountant and prior to joining McCormick, he began his career at Coopers & Lybrand.

Mr. Smith’s financial leadership in areas including strategic planning, cost management, shared services, and acquisitions provide a critical perspective to management and the Board of Directors.

Age 60 Director since 2021 Board Committees •Audit •Governance and Corporate Responsibility

Director Nominations by Shareholders

The Governance and Corporate Responsibility Committee has not received nominations from any of our shareholders in connection with our 2024 Annual Meeting.
10 MillerKnoll

Table of Contents	Corporate Governance
CORPORATE GOVERNANCE AND BOARD MATTERS
Board Governance Guidelines
Our Board of Directors is committed to sound and effective corporate governance practices, ethical conduct, and strong oversight of key topics such as enterprise risk management, executive compensation, and cybersecurity, among others. These practices reflect the Board’s long-standing philosophy that a proper structure, appropriate policies and procedures, and reflective cultural factors provide the cornerstone to good governance. The Board documented those practices by adopting our Board Governance Guidelines (the “Guidelines”). These Guidelines address governance philosophy, director responsibilities, the composition of the Board, required Board meetings and materials, and other corporate governance matters. Under the Guidelines, a majority of the members of our Board must qualify as “independent” under the Nasdaq listing rules. Our Guidelines also require the Board to have an Audit Committee, a Compensation Committee, and a Governance and Corporate Responsibility Committee, and that each member of those committees qualifies as an independent director under the Nasdaq listing standards. Our Guidelines are available for review on our website at www.millerknoll.com/investor-relations/corporate-governance/governance-guidelines.

Leadership Structure
The Board believes the roles of Chief Executive Officer (“CEO”) and Chairperson of the Board should normally be separated. However, the Guidelines state that, if the positions are combined, the Board is to closely monitor the performance and working relationship between the CEO/Chairperson and the Board. In addition, if the positions are combined, the Board will establish a Lead Director who is an independent director, has appropriate authority and duties to act as a liaison between directors and the CEO/Chairperson, and chairs meetings of the independent directors. Consistent with our Guidelines, the roles of CEO and Chairperson are currently separate. Mr. Volkema currently serves as Chairman of the Board. As Mr. Volkema is not an employee of the Company, he serves as a non-executive Chairman.

Director Independence
As required by our Guidelines, our Board has determined that each of our directors, other than Ms. Owen, qualifies as an “independent director,” as defined in the Nasdaq listing rules, and that none of those independent directors has a material relationship with the Company outside of their directorship. The Board’s determination was made as a result of its review of a summary of completed individual questionnaires addressing the nature and extent of each member’s relationship with the Company and taking into consideration the definition of “independent director” under the Nasdaq rules. Our Board also determined that each member of the Audit Committee, Compensation Committee, and Governance and Corporate Responsibility Committee meets the independence requirements applicable to those committees as prescribed by the Nasdaq listing rules and, as to the Audit Committee, the applicable rules of the SEC.

Board Tenure
Including the three directors who were appointed to the Board in July 2024, our directors have an average 9.2 years of tenure on the Board.
2024 Proxy Statement 11

Corporate Governance	Table of Contents
Board Diversity

Board Diversity Matrix as of August 16, 2024(1)
Board Size
Total Number of Directors	12
	Female	Male	Non-Binary	Did Not Disclose
Part I - Gender Identity
Directors	6	6	—	—
Part II - Demographics Background
African American or Black	1	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	4	4	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	0
Did not disclose demographic background	—	—	—	—
(1) To see our Board Diversity Matrix as of August 18, 2023, please see our proxy statement filed with the SEC on September 1, 2023.

The Board’s Role in Risk Oversight
Under the Guidelines, the Board of Directors is responsible for evaluating CEO performance, monitoring succession planning, reviewing the Company’s major financial objectives, evaluating whether the business is being properly managed, and overseeing the processes for maintaining the integrity of the Company with respect to our financial statements, public disclosures, and compliance with laws. The Board has delegated the primary oversight for managing the risk with respect to some of these responsibilities to various Board committees as described in the committee charters.

The following chart outlines our risk management structure and responsibilities:

BOARD OF DIRECTORS Oversees Major Risks
•Business Strategy •Operational	•Financial •Cybersecurity	•Reputation and Brand •Legal and Compliance	•CEO Succession and Compensation

Audit Committee Primary Risk Oversight	Compensation Committee Primary Risk Oversight	Governance and Corporate Responsibility Committee Primary Risk Oversight
•Accounting and Financial Reporting •Internal Controls •Enterprise Risk Management Program •Data Privacy, Information Security and Cybersecurity •Legal and Compliance	•Executive Officer Compensation •Incentive Compensation Programs •Workforce Human Capital Management	•Governance Structure and Practices •Board Succession •Shareholder Concerns •Most Environmental, Social, and Governance (“ESG”) Matters

MANAGEMENT Key Risk Responsibilities
•Operations: Identify and Manage Business Risks	•Corporate Functions: Help Create Risk Framework, Including Defining Boundaries and Monitoring Risk	•Internal Audit: Provides Assurance on Internal Controls and Governance Processes

12 MillerKnoll

Table of Contents	Corporate Governance
As part of the enterprise risk management process, the Company’s management annually engages in an enterprise risk management process, the key output of which is a series of risk matrices intended to identify and categorize strategic risks. The matrices also identify (1) those members of senior management who are responsible for monitoring each major risk, and (2) whether that risk is reviewed by the Board or a committee of the Board. The development of the matrices is facilitated by our Business Risk Group (the internal audit function of the Company), through discussions with senior management. Management and the Business Risk Group annually review and discuss the risk assessment process, top enterprise risks, and mitigation plans to address the top enterprise risks with the Audit Committee and full Board, as appropriate.

During the past fiscal year, our independent compensation consultant, Pay Governance, reviewed our compensation policies and practices to determine if those policies or practices are reasonably likely to have a material adverse impact on the Company. The Business Risk Group reviewed and agreed with Pay Governance’s report and confirmed the results with the Audit Committee in April 2024. In conducting its review of the compensation plans, the Audit Committee considered both the structure of the compensation plans and the presence of risk-mitigating features such as multi-year earning requirements, vesting provisions, and clawback provisions. Based on the evaluation, the Audit Committee agreed with management’s determination that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Code of Business Conduct and Ethics
Our Board has adopted a Code of Business Conduct and Ethics that applies to all our employees, officers, and directors. This code is posted on our website at www.millerknoll.com/legal/code-of-business-conduct-and-ethics. Any changes to or waivers of the code involving any financial officer, executive officer, or member of our Board must be approved by the Board of Directors or the Governance and Corporate Responsibility Committee of the Board. If we are required by SEC rules to publicly disclose any such changes or waivers, we intend to do so on our website, millerknoll.com/investor-relations. The code was last materially modified in July 2021. The code is reviewed annually; there were no modifications to, or waivers of, the code in fiscal 2024. The code meets the requirements of the Nasdaq listing rules.

Insider Trading Policy
The Company has adopted an insider trading policy governing the purchase, sale, and/or other disposition of its securities by its directors, officers, employees, and other covered persons. The Company believes this policy is reasonably designed to promote compliance with insider trading laws, rules, and regulations, and the exchange listing standards applicable to the Company. A copy of this policy is filed as an exhibit to our Annual Report on Form 10-K for fiscal 2024.

Meeting Attendance
Each of our directors is expected to attend all meetings of the Board and applicable Committee meetings. Directors are encouraged to join the webcast for the Annual Meeting of Shareholders and all of our then-current directors did so for our 2023 Annual Meeting. During fiscal 2024, the Board held four meetings, and each director attended more than 80% of the aggregate number of meetings of our Board and the Board Committees on which they served. Consistent with the requirements of our Guidelines, the independent members of our Board met in executive sessions without the presence of management after each regularly scheduled Board meeting.

Communications with the Board
Shareholders and other parties interested in communicating directly with one or more of our directors may do so by writing to Corporate Secretary of the Company, MillerKnoll, Inc., 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302. The Corporate Secretary will forward all relevant correspondence to the director or directors to whom the communication is directed.

Director Nominations
Our Bylaws contain certain procedural requirements applicable to shareholder nominations of directors. A summary of those requirements is set forth below, but shareholders should review our Bylaws for additional details.

2024 Proxy Statement 13

Corporate Governance	Table of Contents
Shareholders may nominate a person to serve as a director if they provide written notice to us not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s Annual Meeting of Shareholders. However, if the date of the Annual Meeting of Shareholders is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder must be received not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the date of such Annual Meeting of Shareholders or, if the first public announcement of the date of such Annual Meeting of Shareholders is less than 100 days prior to the date of such meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. With respect to an election to be held at a special meeting of shareholders called for that purpose, written notice must be provided not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

The notice must include certain detailed information regarding the shareholder giving the notice as well as the proposed nominee. Please refer to our Bylaws for the detailed information that must be included in the notice. The shareholder must also deliver to the Company reasonable evidence that the shareholder has complied with the requirements of Rule 14a-19 of the Securities Exchange Act of 1934 (the “Exchange Act”) and such other information as may be reasonably required by the Company or the Board of Directors to, among other things, determine the eligibility of such nominee to serve as a director of the Company.

Our Governance and Corporate Responsibility Committee is responsible for reviewing the qualifications and independence of the members of the Board. To meet the needs of the Company in a rapidly changing environment, the Guidelines explain that the Company requires a high-performing Board of Directors whose members meet the specific resource needs of the business and possess the necessary skills and expertise determined to support our business. To that end, the Governance and Corporate Responsibility Committee considers a number of factors it deems appropriate when considering candidates for the Board. Such factors may include experience and knowledge of the Company’s history and culture; technical experience and backgrounds such as manufacturing, design, marketing, technology, finance, management structure, and philosophy; experience as a senior executive of a public company; and diversity, which may include but not be limited to diversity of gender, ethnicity, age, neurodiversity, geographic origin, and diversity reflecting our employees, the communities we serve, and our customers. The Governance and Corporate Responsibility Committee may also consider experience in a variety of industries in annually assessing and reviewing the current slate of directors and potential director candidates as the need arises. The Governance and Corporate Responsibility Committee is responsible for assessing the appropriate skills and characteristics required of Board members. These factors, and others as considered useful by the Governance and Corporate Responsibility Committee or the Board, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time.

A shareholder may also make a recommendation to the Governance and Corporate Responsibility Committee regarding any individual that the shareholder desires the Committee to consider for possible nomination as a candidate for election to the Board. The Board evaluates all candidates, including those that shareholders recommend, in the same manner and under the same standards.

Under our Bylaws and Guidelines, no person may be elected as a director after he or she attains age 72, and a director who attains age 72 while in office is required to tender his or her written resignation, which resignation shall be effective as of (or no later than) the Annual Meeting of Shareholders at or immediately after such person attains age 72.

Non-Employee Director Compensation
The Director Compensation for Fiscal 2024 table presented below provides information on the compensation of each director for fiscal 2024. The standard annual compensation of each director is $230,000. The Audit Committee Chair receives an additional $20,000, and the Chairs of the Compensation Committee and the Governance and Corporate Responsibility Committee each receive an additional $15,000. The Chairperson of the Board of Directors receives additional annual compensation of $120,000 and is eligible to participate in the Company’s health insurance plan. Ms. Owen, the Company’s President and CEO, does not receive any additional compensation for serving on the Board of Directors.
14 MillerKnoll

Table of Contents	Corporate Governance
In 2024, the annual compensation and any chairperson fees or additional fees (collectively, the “Annual Fee”) was payable by one or more of the following forms, as selected by each director: (1) in cash, (2) in Company shares valued as of January 15, (3) in stock options valued as of January 15 under the Black-Scholes model, (4) in deferred cash or deferred restricted stock units under the Amended and Restated MillerKnoll, Inc. Director Deferred Compensation Plan (the “Director Deferred Compensation Plan”) described below, (5) as a contribution to the MillerKnoll Educational Scholarship Fund, or (6) as a contribution to the MillerKnoll Global Associate Relief Fund. Each director’s selection is subject to the requirement described under “Annual Fees - Minimum Equity Component” below.

Annual Fees - Minimum Equity Component
At least 50% of each director’s Annual Fee must be elected in one or more of the permissible forms of equity, which includes direct issuance of shares, deferred stock units issued under the Deferred Compensation Plan described below, or stock options to purchase shares of our stock. Subject to certain exceptions, options are fully vested upon grant and expire 10 years after the date of the grant. The option price is payable upon exercise in cash or, subject to certain limitations, in shares of our stock already owned by the optionee or in a combination of shares and cash.

Deferred Compensation
The Director Deferred Compensation Plan allows non-employee directors of the Company to defer a portion of their annual director fees in either a deferred cash account or in deferred restricted stock units.

In the deferred cash account, each account is credited with a number of units equal to a number of shares of the investment selected by the director in certain investment options which do not include Company stock. The initial value of the deferral is equal to the dollar amount of the deferral, divided by the per share fair market value of the selected investment at the time of the deferral. The units are credited with any dividends paid on the investment. The Company maintains a Rabbi Trust to fund its obligations under this plan.

If elected, deferred restricted stock units are credited to the director in a separate deferred stock account with each unit representing one equivalent share of the Company’s common stock to be issued after the deferral period. The deferred restricted stock units are valued at the market price of the Company’s common stock on the date of grant, and the value of the units credited are expensed on the date of grant. Each time a dividend is paid on the Company’s common stock, the director is credited with additional deferred restricted stock units in proportion to the amount of the dividend. At the time(s) specified by the director for receipt of this deferred compensation, these deferred amounts will be paid to the director in shares of the Company’s common stock. The units do not entitle the directors to the rights of holders of common stock, such as voting rights, until shares are issued.

Stock Ownership Guidelines
Director stock ownership guidelines have been in effect since 1997. These guidelines, like those applicable to management, are intended to reinforce the importance of linking shareholder and director interests. It is the policy of the Board that all directors, consistent with their responsibilities to our shareholders, hold an equity interest in the Company. Toward this end, the Board requires that each director have an equity interest after one year on the Board, and the Board encourages each director within five years after joining the Board to have shares of common stock or options for common stock of the Company with a value of at least five times the amount of the annual cash retainer paid to each director.

Other
Directors are reimbursed for travel and other necessary business expenses incurred in the performance of their services for the Company, and they are covered under our business travel insurance policies and the Director and Officer Liability Insurance Policy.

Perquisites
Some directors’ spouses or partners accompany them to attend Board meetings. The Company pays for their expenses, as well as some amenities for the directors and their spouses or partners, including some meals and social events. The total of these perquisites is less than $10,000 per director per year. Directors are approved to purchase Company
2024 Proxy Statement 15

Corporate Governance	Table of Contents
products under employee discount pricing. Except where noted in the table footnotes below, the value of this perquisite was less than $10,000 for all directors.

Director Compensation for Fiscal 2024

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Douglas D. French	115,000	115,000	0	230,000
John R. Hoke III	110,250	134,750	0	245,000
Lisa A. Kro	125,000	125,000	0	250,000
Heidi J. Manheimer	112,700	117,300	0	230,000
Candace S. Matthews	57,500	172,500	0	230,000
Michael C. Smith	110,250	134,750	0	245,000
Michael R. Smith	69,000	161,000	0	230,000
Michael A. Volkema	10,500	339,500	0	350,000
(1)Amounts shown include those amounts that may be deferred under the MillerKnoll, Inc. Director Deferred Compensation Plan, described above. These amounts may also reflect fees payable to the director that the director has elected to contribute to the MillerKnoll Educational Scholarship Fund (“Fund”), which awards college scholarships to children of employees. During fiscal 2024, seven of the directors contributed a portion of their annual fees to the Fund.
(2)Amounts represent the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are set forth in the Company’s Consolidated Financial Statements for the fiscal year ended June 1, 2024, included in our Annual Report on Form 10-K.
(3)Represents the imputed taxable benefit received on product purchases under the employee discount program.

As of June 1, 2024, one director, Michael R. Smith, had 8,377 outstanding fully-vested stock options. No other director had outstanding stock options.

16 MillerKnoll

Table of Contents	Corporate Governance
BOARD COMMITTEES
Our Board has three standing committees as discussed below. Committee responsibilities are detailed in written charters, current copies of which are available on our website at www.millerknoll.com/investor-relations/corporate-governance/board-committees.

Audit Committee
We have an Audit Committee comprised of Lisa A. Kro (Chair), Douglas D. French, and Michael R. Smith. The Board has determined that Ms. Kro is qualified as an “audit committee financial expert” within the meaning of the applicable SEC regulations. This Committee, composed entirely of independent directors under the applicable Nasdaq listing rules, as well as the requirements of the Sarbanes-Oxley Act of 2002, is responsible for overseeing management’s reporting practices, internal controls, compliance framework, and enterprise risk management on behalf of the Board of Directors. This oversight includes the quarterly evaluation of the Company’s cybersecurity risks, which are regularly reported to and discussed among members of the Board of Directors, in addition to an annual cybersecurity update to the Board of Directors. The Committee is also responsible for appointing, approving the compensation of, and overseeing our independent registered public accounting firm. The Audit Committee met eight times during the last fiscal year.

Compensation Committee
As of the end of fiscal 2024, our Compensation Committee was comprised of Michael C. Smith (Chair), Douglas D. French, Heidi J. Manheimer, and Candace S. Matthews. The Compensation Committee recommends the annual executive incentive plan and the annual compensation of our Chief Executive Officer and President to the Board, approves the annual compensation and executive incentive plan for other executive officers, approves the grants of employee equity awards, and acts as the administrative committee for our equity-based compensation plans. A description of the Committee’s processes and procedures for the consideration and determination of executive and director compensation is set forth in the CD&A – Roles and Responsibilities in Setting Officer Executive Compensation section of this Proxy Statement. The Committee met four times during the last fiscal year.

Compensation Committee Interlocks and Insider Participation
Our Compensation Committee during fiscal 2024 consisted of Michael C. Smith (Chair), Douglas D. French, Heidi J. Manheimer, and Candace S. Matthews. In addition, David A. Brandon, a former director served as Chair of the Compensation Committee until his retirement from the Board on October 16, 2023. None of the foregoing who is or has been an officer or employee of the Company or has had any relationship that is required to be disclosed as a transaction with a related party. In addition, no current executive officer of the Company has ever served as a member of the Board of Directors or Compensation Committee of any other entity that has or has had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Governance and Corporate Responsibility Committee
We have a Governance and Corporate Responsibility Committee comprised of John R. Hoke III (Chair), Heidi J. Manheimer, Candace S. Matthews, and Michael R. Smith. The Governance and Corporate Responsibility Committee develops and recommends governance standards and policies and recommends director compensation to the Board, including that of the Chairperson of the Board. In addition, the Committee identifies and recommends candidates for election to the Board. The Committee also reviews and assesses the effectiveness of the Company’s goals and objectives relating to environmental, social, and governance responsibility, stewardship, and sustainability practices, and recommends to the Board such measures and actions deemed appropriate by the Committee. The Committee met four times during the last fiscal year.

2024 Proxy Statement 17

Executive Compensation	Table of Contents

PROPOSAL 2	ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Consistent with our Board’s recommendation, and as approved by our shareholders, we allow our shareholders the opportunity to vote on the compensation of the executive officers named in this Proxy Statement (our “Named Executive Officers” or “NEOs”) on an advisory and annual basis. This vote is commonly known as the “say-on-pay” proposal. Thus, you are asked to vote on the resolution set forth below at this year’s Annual Meeting.

The Compensation Committee (the “Committee”) has considered the results of the 2023 advisory vote on executive compensation in which more than 90% of the votes cast were voted for the approval, on an advisory basis, of the compensation of our Named Executive Officers as described in the 2023 Proxy Statement. Consistent with those voting results, the Committee believes that the total compensation paid to the Chief Executive Officer (“CEO”) and the other Named Executive Officers (the “Other NEOs”), as disclosed in the Compensation Discussion and Analysis (“CD&A”) section, is fair and appropriate and should be approved by our shareholders. The compensation of the Named Executive Officers is designed to vary with the results of the business and reward consistent improvement in the results delivered to shareholders. The incentive compensation each executive earns each year is directly tied to our financial and operational performance against the criteria approved by the Committee and Board. The Committee believes that the compensation paid to each NEO, as disclosed in the CD&A section, is appropriate in light of the Company’s and each officer’s performance during the fiscal year. In addition, each of the elements of compensation, and the total compensation opportunity at target for each officer, has been benchmarked against comparable positions in the competitive market.

Shareholders are being asked to approve the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in the Company’s Proxy Statement for this Annual Meeting pursuant to the rules of the SEC, including the Compensation Discussion and Analysis section, the compensation tables, and narrative disclosure, is hereby APPROVED.”

The Board of Directors recommends a vote “FOR” the advisory vote to approve the Company’s Named Executive Officer compensation.

This vote is advisory and non-binding; however, the Board of Directors and Committee will review and consider the voting results in connection with future deliberations concerning our executive compensation program.

18 MillerKnoll

Table of Contents	Executive Compensation
COMPENSATION DISCUSSION AND ANALYSIS
This section describes the material elements of our executive compensation program. It also provides an overview of the specific decisions the Compensation Committee (the “Committee”) made for our NEOs for fiscal 2024, including the key factors that the Committee considered in determining the compensation arrangements.

Executive Summary
As a global leader of design, MillerKnoll and our collective of dynamic brands have led conversations on design for over 100 years, and we continue to drive our industry forward with visionary thinking and a purposeful approach. From the spaces we make that help us live and work better to how we manufacture our products to the ways we solve challenges facing our customers and global community, design is our tool for creating positive impact. Our optimism leads us as we redefine modern for the 21st century and design a more sustainable, caring, and beautiful future for all people and our planet.

Over the past year, we have navigated a challenging macroeconomic environment. Despite these challenges and through leveraging the advantage and scale of MillerKnoll’s collective of brands, diversified business channels, and global operations, our teams continued to drive substantial margin expansion while protecting strategic investments for growth. We are committed to the continued diversification of our business, expanding our scale and reach internationally, and investing in our industry-leading position in resilient markets such as healthcare and the public sector. We are leveraging technology to enhance the overall customer experience, streamline processes, and provide innovative solutions. Additionally, we are intensifying our collaboration with our dealers, ensuring seamless communication and efficient operations. Finally, we are building on our strategic partnerships with the architecture and design community, fostering inroads and collaborations that enable us to stay at the forefront of industry trends and deliver exceptional products and services.

During fiscal 2024, we made significant strategic and financial progress, which builds upon an already strong foundation and that we believe will drive shareholder value creation in the coming years.

Areas of Strategic Focus
Our strategy is designed to harness the full potential of MillerKnoll while driving growth across all business segments, geographies, and customer groups and creating value for all our stakeholders. We will capitalize on global trends including hybrid and flexible work, consumers’ focus on investing in their homes, a focus on health and well-being, and an expectation of corporate social responsibility. Our strategy includes three key focus areas:

•Drive Customer Demand and Order Growth
•Foster a Culture of Highly Engaged Associates
•Deliver Value to our Associates and Shareholders

Fiscal Year 2024 Strategic Highlights
•We delivered cost synergies associated with the acquisition of Knoll by achieving a total annualized run-rate savings of $160 million at the end of the fourth quarter of fiscal 2024. We exceeded our original goal of attaining annualized cost synergies of $145 million within three years of the Knoll acquisition.
•We invested in MillerKnoll showrooms, our digital platforms, and enhanced tools to fuel our Contract business and support our MillerKnoll dealers. We also found new ways to bring our brand collective together in both our dealer showrooms and our own showrooms. Our London showroom recently opened and work is underway to open newly enhanced MillerKnoll spaces in New York and Los Angeles.
•Through the integration of our combined global operations portfolio, we established and began to leverage centers of excellence, which allowed us to scale our capabilities and unlock value.
•During fiscal 2024, we made important investments for long-term growth in the Global Retail business by enhancing the store and online customer experience. We continued to optimize our product assortment through the introduction of complementary categories and additional materials. To maximize foot traffic, we are densifying
2024 Proxy Statement 19

Executive Compensation	Table of Contents
floor arrangements to show more options and offering design services that help drive larger sales with fewer customer returns. In addition, we are testing store formats such as the beautiful new Design Within Reach studio in San Francisco and we will apply what we learn as we open new stores.
•As part of our promise to create commercial opportunities, we have continued our efforts to sell the entire MillerKnoll collective of brands across our distribution network and channels. Since the Knoll integration began, we successfully activated our MillerKnoll Dealer Network both in North America and globally.
•During fiscal 2024, we continued to build on a legacy of sustainable design and business practices nurtured for decades. Through projects such as re-designing products to reduce carbon emissions to exploring the use of bio-based materials in our products to embracing circular design, we aligned our actions with our Better World strategy. We were proud to be recognized for these efforts with a Gold Medal Rating from EcoVadis, putting us in the top 5% of companies rated by EcoVadis in the past 12 months. MillerKnoll also received the 2024 SEAL Sustainable Innovation Award for our work leveraging ocean-bound plastics to reduce waste and reduce single-use plastics.

Executive Officers Covered by this CD&A
We are required to provide information regarding our compensation policies and decisions related to our President and Chief Executive Officer, our Chief Financial Officer, and the three other most highly-compensated executive officers serving as executive officers at the end of the fiscal year. The NEOs for fiscal 2024 and their titles are presented below:

Name	Title
Andi R. Owen	President and Chief Executive Officer (“CEO”)
Jeffrey M. Stutz	Chief Financial Officer (“CFO”)
Christopher M. Baldwin	Group President, MillerKnoll
John P. Michael	President, Americas Contract
Debbie F. Propst	President, Global Retail

Key Governance and Compensation Best Practices
The Committee believes the following strong corporate governance and compensation best practices are essential to reinforcing our strategy, culture, values, and executive compensation program:

What We Do		What We Don’t Do
✓	Link pay to performance	✗	No gross-ups for excise taxes
✓	Balance long-term and short-term incentives	✗	No repricing of options
✓	Benchmark compensation against an appropriate peer group	✗	No guaranteed incentive compensation
✓	Maintain clawback policies for executive officers	✗	No dividends or dividend equivalents paid on unvested equity
✓	Conduct an annual risk assessment	✗	No hedging or pledging of Company securities is permitted
✓	Maintain stock ownership requirements	✗	No excessive perquisites or other benefits
✓	Engage an independent compensation consultant	✗	No “single-trigger” change-in-control severance or vesting of equity awards
✓	Hold executive sessions at each committee meeting

20 MillerKnoll

Table of Contents	Executive Compensation
Compensation Philosophy and Executive Compensation Program Overview
Compensation Philosophy
Our compensation philosophy, as approved by the Committee, is to reward our executives for meeting financial and operational goals that ultimately create shareholder value. We have designed our compensation program to provide executive officers with target compensation levels that generally reflect median market compensation rates for their position based upon data that our independent compensation consultant provides (as further described in the section titled Role of Market Data and Compensation Peer Group). Consistent with this philosophy, below are the key objectives of our executive compensation program:

•Align the interests of executive officers with the long-term interests of shareholders
•Link a material portion of executive officers’ total annual compensation directly to operating performance
•Attract, motivate, and retain executive officers of outstanding ability
•Reinforce our values, build community, and focus employees on achieving key strategies

Executive Compensation Program Overview
Our executive compensation program is comprised of five primary components. The following table provides an overview of each element of our fiscal 2024 compensation program for our NEOs:

Element	Description	Metrics / Vehicles for Fiscal 2024
Base Salary	Fixed element of cash compensation determined by external market data, positions at a similar level within the Company, and incumbent experience, performance, and scope of responsibilities.	—
Annual Incentives
Variable element of cash compensation. NEOs, consistent with other salaried employees, have the opportunity to earn an annual incentive payout pursuant to the Annual Incentive Cash Bonus Plan (AIP) based upon performance against predetermined goals during the fiscal year. For fiscal 2024, NEOs and senior leadership were provided the choice in August 2023 to elect to receive an AIP bonus, if any, in the form of restricted stock units (RSUs) under our Long Term Incentive Plan (“LTIP”) with a 2X multiplier, instead of a cash bonus under the AIP.
EBITDA, As Adjusted
Long-Term Incentives (“LTI”)(1)
Equity-based component of compensation that is denominated in performance stock units (“PSUs”), premium-priced stock options, and RSUs. Long-term incentives encourage long-term strategic thinking and decision-making while also promoting ownership in the Company and alignment with shareholders’ interests.
50% premium-priced stock options at an approximate 16% premium. 25% RSUs 25% PSUs measured by: •100% EBITDA, As Adjusted •+/- 25% TSR modifier
Benefits	We maintain retirement plans along with health insurance plans which are available to full-time and most part-time employees.	—
Other Executive Plans and Perquisites	NEOs and other eligible employees may participate in our deferred compensation plan and our executive long-term disability plan and are allowed to obtain a comprehensive physical at our cost. Additionally, Ms. Owen is provided 35 hours of personal aircraft usage.	—
(1)Mix of awards allocated to CEO: 25% premium-priced stock options, 25% RSUs, and 50% PSUs.

2024 Proxy Statement 21

Executive Compensation	Table of Contents
Role of Market Data and Compensation Peer Group
Role of Market Data
The Compensation Committee, with assistance from its independent compensation consultant Pay Governance LLC, annually reviews competitive market data to assist with evaluating our executive compensation program and individual NEO compensation levels.

Pay Governance utilized compensation peer group data (the following section Compensation Peer Group provides additional information), along with compensation data from the following survey sources, when analyzing the market competitiveness of our executive pay levels: Willis Towers Watson Executive Compensation Database and Aon Radford Network Executive Compensation Database (we refer to the compensation peer group data and the survey data collectively as “market data”). The market data reflects companies or operations with revenues similar to the related MillerKnoll scope of operations. Pay Governance compared pay elements on an individual basis and in total (e.g., salary, target total cash, and target total direct compensation) of each executive officer to the market data for a comparable benchmark position.

Compensation Peer Group
The Committee reviews the composition of the compensation peer group on an annual basis and approves adjustments to ensure the group remains appropriate. The criteria used to develop the compensation peer group is a combination of quantitative and qualitative factors:

Factor Type	Description
Quantitative	•Company type (publicly traded) •Geographic locations (U.S.-based) •Industry •Financials
Qualitative	•Business dynamics •Key business and/or talent competitor to MillerKnoll •Inclusion in external peer group(s) •Recent financial performance •Geographic revenue mix

The compensation peer group used for fiscal 2024, as approved by the Committee and which is the same group used for fiscal 2023, is as follows:

American Woodmark Corporation	La-Z-Boy Incorporated	Steelcase, Inc.
Bed Bath & Beyond Inc.(1)	Leggett & Platt, Incorporated	Tempur Sealy International, Inc.
Floor & Decor Holdings, Inc.	Masonite International Corporation(2)	UFP Industries, Inc.
Fortune Brands Home & Security, Inc.	RH	Wayfair, Inc.
HNI Corporation	Sleep Number Corporation	Williams-Sonoma, Inc.
JELD-WEN Holding, Inc.
(1)Bed Bath & Beyond filed for Chapter 11 bankruptcy in April 2023.
(2)Masonite International Corporation was acquired by Owens Corning in May 2024.

22 MillerKnoll

Table of Contents	Executive Compensation
Roles and Responsibilities in Setting Executive Officer Compensation
Compensation Committee
The Committee consists of four directors, each qualifying as independent under Nasdaq’s listing requirements. The Board has determined that each member of the Committee also qualifies as a non-employee director for purposes of Rule 16b-3 under the Exchange Act.

The responsibilities of the Committee are summarized below:

•Review and recommend the compensation of the Company’s CEO to the Board.
•Review and approve the compensation of the Company’s executive officers (except for the CEO).
•Act as the administrative committee for the Company’s annual cash incentive plan and equity-based compensation plans and such other plans as may be designated by the Board.
•Perform the other duties and responsibilities set forth in its charter or as delegated to it by the Board.

Compensation Consultant
The Committee selects and retains the services of its own independent compensation consultant and annually reviews the performance of the consultant. As part of the review process, the Compensation Committee considers the independence of the consultant in accordance with SEC and Nasdaq rules.

During fiscal 2024, in addition to the services it provided to the Compensation Committee, Pay Governance provided certain advisory services to the Governance and Corporate Responsibility Committee with respect to the compensation of the Company’s independent directors. The amount paid by the Company to Pay Governance for services it provided the Governance and Corporate Responsibility Committee in fiscal 2024 did not exceed $120,000. The decision to engage Pay Governance for these other services was recommended by management and approved by the Board. Except for the services provided to these two Board committees, Pay Governance provided no other services to MillerKnoll, and it worked with Company management, as directed by the Compensation Committee, only on matters for which the Compensation Committee is responsible.

At the Committee’s request, Pay Governance regularly attends Committee meetings. Pay Governance also communicates with the Committee or the Chair of the Committee outside committee meetings regarding matters related to the Committee’s responsibilities.

Chief Executive Officer
At the Committee’s request, Ms. Owen works with other executives to recommend performance goals for the AIP and the PSU component of the Long-Term Incentive program. These goals are reviewed and approved by the Committee. Additionally, Ms. Owen reviews the performance of her direct reports (including the NEOs other than herself) and makes recommendations to the Committee with respect to their compensation. Ms. Owen does not participate in any Board conversations related to her own pay.

2024 Proxy Statement 23

Executive Compensation	Table of Contents
Fiscal 2024 Compensation Program
Consistent with our compensation philosophy, the Committee (or, in the case of the CEO, the Board) approved the following compensation actions for the NEOs.

Base Salaries
Base salary is a customary, fixed element of compensation intended to attract and retain executives. When setting the annual base salaries of our NEOs, the Committee considers market data provided by its independent compensation consultant, internal pay equity, and MillerKnoll’s financial performance and size relative to peer companies. Base salaries for each NEO are set forth below:

Name	Base Salary 2024 ($)(1)
Andi R. Owen	1,100,000
Jeffrey M. Stutz	580,000
Christopher M. Baldwin	580,000
John P. Michael	580,000
Debbie F. Propst	580,000
(1)    Reflects annualized salary.

Annual Incentive Plan
The AIP is our annual cash incentive program that covers all non-sales incented employees. For fiscal year 2024, EBITDA, as adjusted (“EBITDA, As Adjusted”) served as the sole performance metric in the AIP.

(Dollars in millions)	EBITDA, As Adjusted Goals ($)(1)			Payout as a % of Target			Actual
Period	Threshold	Target	Maximum	Threshold	Target	Maximum	EBITDA, As Adjusted ($)(2)		Payout(3)
Fiscal 2024	268.5	383.5	517.7	0%	100%	200%	388.8	(2)	103.9%
(1)EBITDA, As Adjusted is the Company’s net income or loss before interest, taxes, depreciation, and amortization, excluding earnings attributable to noncontrolling interests and plus or minus any adjustments approved by the Committee.
(2)For fiscal 2024, the Committee did not exercise any discretion and approved adjustments to EBITDA only in accordance with our Incentive Technical Manual. The Incentive Technical Manual is annually reviewed by the Committee and provides clarity, consistency, and efficiency to the adjustment process. For fiscal 2024, the Committee approved adjustments to EBITDA for restructuring amortization.
(3)Expressed as a percentage of target.

The fiscal 2024 AIP payouts for each of the NEOs are set forth below:

	Target 2024 AIP		Payout as a % of Target	Actual 2024 AIP Payout ($)(1)
Name	% of Salary	Value ($)
Andi R. Owen	125%	1,375,000	103.9%	1,428,625
Jeffrey M. Stutz	70%	406,000	103.9%	421,834
Christopher M. Baldwin	70%	406,000	103.9%	421,834
John P. Michael	70%	406,000	103.9%	421,834
Debbie F. Propst	70%	406,000	103.9%	421,834
(1)This is the amount of the AIP payout if the NEO had elected to receive the payout in cash. See the disclosure in the following paragraph.

To allow the Company to conserve cash and further incentivize desired performance, the Committee provided NEOs and senior leadership the choice at the start of the fiscal year to irrevocably elect to receive either a fiscal 2024 annual cash bonus under the AIP or RSUs under the LTIP with a grant date in July 2024 and vesting in July 2025, depending on the actual level of performance achieved and payout approved by the Committee, if any, with a one-year vesting period. Leaders who elected to receive RSUs were eligible to receive an award equivalent to 200% of what they would have
24 MillerKnoll

Table of Contents	Executive Compensation
received in a cash bonus under the AIP. The Company, however, reserved the right to pay any or all of the fiscal 2024 AIP in cash, even if an employee agreed to receive the payout in the form of RSUs. In August 2023, all of the NEOs elected to receive any fiscal 2024 AIP payout in the form of RSUs. For further details, see footnote 3 in the Summary Compensation Table. For further details on the payout of AIP in RSUs, see footnote 3 in the Summary Compensation Table. The Committee does not intend to offer this type of choice in the future as it was a one-time opportunity designed to conserve cash and further align the interests of our management team with shareholders.

Long-Term Incentives
For each executive officer, the Committee approves a target LTI award value and determines the mix of LTI vehicles to deliver that award. We convert that value for each NEO into grants with award types weighted as shown below:

	Weighting for Fiscal 2024
Award Types	CEO	Other NEOs
PSUs	50%	25%
Premium-Priced Stock Options	25%	50%
RSUs	25%	25%

The table below sets forth the target value of the LTI grants that the Committee approved for fiscal 2024, with the exception of the LTI grants to the CEO which were approved by the Board.

	Target 2024 LTI Value ($)	PSUs (#)	Stock Options (#)	RSUs (#)
Name
Andi R. Owen	5,500,000	110,486	313,177	89,518
Jeffrey M. Stutz	1,325,000	13,309	150,894	21,566
Christopher M. Baldwin	1,325,000	13,309	150,894	21,566
John P. Michael	1,325,000	13,309	150,894	21,566
Debbie F. Propst	1,325,000	13,309	150,894	21,566

The payout opportunity for PSUs granted in fiscal year 2024 is based on one financial metric: EBITDA, As Adjusted. The performance for the metric is measured over three one-year periods, all of which are eligible to vest on August 1st following the completion of the three-year period and are subject to modification based on our relative total shareholder return (“rTSR”) performance over the full three-year period. PSU grants in fiscal year 2024 continue to utilize three one-year performance periods due to challenges in setting multi-year goals given the cyclicality of our global business including supply chain constraints, commodity price volatility, and geopolitical issues. The rTSR modifier provides for a 25% increase to the earned PSUs if our relative TSR performance is at or above the 75th percentile of our TSR peer group (subject to an overall maximum award equal to 200% of target) or a 25% decrease to the PSUs earned if our relative TSR performance is below the 25th percentile of our TSR peer group. For performance between threshold and target and target and maximum, these adjustments are linearly interpolated. Metric weighting is as shown in the chart below:

Relative TSR Payout Curve for Fiscal 2024
Award Types	Relative TSR (Percentile Ranking)	Payout Modifier (Multiple of Target)
Maximum(1)	75th	x 1.25
Target	55th	x 1.00
Threshold	25th	x 0.75
(1)Subject to an overall maximum award equal to 200% of target.

2024 Proxy Statement 25

Executive Compensation	Table of Contents
The TSR peer group focuses on key competitors, companies in appropriately adjacent industries, companies with similar business drivers, and other companies with business cycles similar to that of the Company. The TSR peer group for the fiscal 2024 PSU award is as follows:

American Woodmark Corporation	La-Z-Boy, Inc.	Steelcase, Inc.
Ethan Allen Interiors Inc.	Leggett & Platt, Inc.	Tempur Sealy International, Inc.
HNI Corporation	Masonite International Corporation (1)	UFP Industries, Inc.
Interface, Inc.	RH	Williams-Sonoma, Inc.
JELD-WEN Holding, Inc.	Sleep Number Corporation
(1)Masonite International Corporation was removed as a result of the acquisition by by Owens Corning before the end of the Company’s 2024 fiscal year.

RSUs represent the right to receive shares of MillerKnoll common stock with each unit representing the equivalent of one share of common stock as of the date of grant. These awards vest ratably 25%, 25%, and 50% over a three-year period on August 1st of each year, following the first anniversary of the grant date. RSUs, including accrued dividends in the form of additional RSUs on those units, convert into shares upon vesting.

Stock options provide the opportunity to recognize value only if the share price appreciates above the strike price set on the date of grant. Stock option grants made in fiscal 2024 had a $20.00 per share strike price, which is approximately a 16% premium as of the grant date, closing stock price of $17.29. Our stock options vest ratably over three years in substantially equal annual tranches, creating a multi-year alignment between option recipients and shareholders and motivating participants to implement and achieve financial and operational goals that will lead to growth in the share price over a long period of time.

PSUs Earned for Fiscal 2022 to Fiscal 2024 Performance Cycle
PSU grants made in fiscal year 2022 reached the end of their performance period at the close of fiscal year 2024. The tables below outline the metrics, goals, weightings, and actual performance for each tranche. TSR performance for the PSUs granted in fiscal 2022 ranked at the 31st percentile of the TSR peer group, resulting in an 80.8% multiplier applied to the final payout, resulting in a total payout of 51% of eligible shares vesting. For additional details, see the Grants of Plan-Based Awards table.

(Dollars in millions)
Measure	Tranche Fiscal Performance Period	Target Payout Weighting	Performance Goals			Actual Performance Results	Unweighted Payout	Weighted Payout
			Threshold	Target	Maximum
Operating Earnings,	2022 1st Half	6.80%	$73.9	$92.4	$162.3	$86.7	70.0%	4.8%
As Adjusted	2022 2nd Half	6.80%	$48.1	$96.1	$144.2	$105.6	120.0%	8.2%
	2023	14.85%	$262.8	$375.4	$431.7	$245.3	—%	—%
	2024	14.85%	$139.4	$254.4	$388.6	$258.3	102.9%	—%
Revenue	2022 1st Half	6.80%	$1,262.3	$1,329.5	$1,583.6	$1,333.50	102.0%	15.3%
	2022 2nd Half	6.80%	$1,929.4	$2,104.1	$2,278.8	$2,130.00	115.0%	6.9%
	2023	14.85%	$4,255.7	$4,665.2	$4,870.0	$4,087.10	—%	7.8%
	2024	14.85%	$3,469.4	$3,887.8	$4,375.9	$3,625.50	37.3%	—%
Non-Financial	2022 1st Half	3.40%						4.3%
Scorecard(1)	2022 2nd Half	3.40%						5.1%
	2023	3.30%						3.9%
	2024	3.30%						1.4%
	Target Payout before rTSR Modifier							63.1%
	TSR Modifier							x	80.8%
	Final Payout							51.0% of target

(1)The scorecard evaluated previously disclosed non-financial metrics.
26 MillerKnoll

Table of Contents	Executive Compensation
Compensation Program Changes for Fiscal 2025
For fiscal 2025, the Committee approved the following changes to the LTIP as presented in the table below.

Change	Rationale
•Adopted a new LTI mix for all Leadership Team Members:
•60% PSUs
•40% RSUs
•For 2025 PSU grants, modified the performance metrics to the following:
•50% EBITDA, As Adjusted(1)
•50% Revenue
•Relative TSR (modifier)

•The Committee determined to increase the line of sight for executives and further emphasize long-term financial performance and bolster alignment with shareholders’ interests.
•Stock options were not granted in favor of increased emphasis on PSUs.
•RSUs provide additional focus on stock price appreciation and provide additional retention incentive.

(1)EBITDA, As Adjusted is the Company’s net income or loss before interest, taxes, depreciation, and amortization, excluding earnings attributable to noncontrolling interests and plus or minus any adjustments approved by the Committee.

Associate Benefit Plans
Retirement Plans
We maintain broad-based retirement plans, available for employees in the United States, with one plan covering the majority of our employees. Our retirement plans are designed to provide a reasonable level of replacement income upon retirement. The benefits available to NEOs are the same as those available to other non-executive employees in their respective geographic region, subject to limitations provided by law or regulation. The primary retirement plan, covering most U.S.-based employees, including the NEOs is the MillerKnoll, Inc. Retirement Plan (the “Retirement Plan”). The Retirement Plan permits employees to make salary deferrals into the plan up to the maximum amount permitted by law. We also fully match employee contributions up to 4% of the employee’s compensation contribution.

Health Insurance Plans
We maintain health insurance plans available to all full-time and qualified part-time employees. The NEOs participate in such plans on the same terms as all other employees within their respective geographic region or business unit.

Other Executive Plans and Perquisites
Deferred Compensation Plan
The MillerKnoll, Inc. Executive Equalization Retirement Plan is a Board-approved supplemental deferred compensation plan available for salary deferrals beginning in January 2008. The plan is available to highly compensated United States employees who are selected for participation by the Committee. All NEOs are currently able to participate. The plan allows participants to defer up to 50% of their base salary and 100% of their AIP bonus. Company contributions to the plan mirror the amounts we would have contributed to the Retirement Plan had the employee’s compensation not been above the statutory ceiling (currently $345,000). Investment options under this plan are similar to those available under the Retirement Plan. Company contributions in fiscal 2024 appear in the Summary Compensation Table section within the “All Other Compensation.”

Executive Long-Term Disability Plan
This plan covers 60% of the rolling two-year average of compensation for a qualified disability. Executives, including our NEOs, are eligible to participate after they have received two annual incentive payments. This benefit continues as long as the executive remains disabled until age 65. The monthly benefit is capped at $10,000.

Perquisites
In fiscal 2024, we provided executives, including our NEOs, with the opportunity to obtain a comprehensive physical at our cost. In addition, we provide aircraft usage for the CEO for up to 35 hours per fiscal year for her personal use.

2024 Proxy Statement 27

Executive Compensation	Table of Contents
Stock Ownership Guidelines and Stock Retention Requirements
Stock Ownership Guidelines
The Committee believes that significant stock ownership by executives is of critical importance to our ongoing success as it helps link the interests of executives and shareholders. As such, we have established stock ownership guidelines, which apply to the NEOs and executive officers. All NEOs are currently in compliance with their applicable stock ownership guideline. The stock ownership guidelines require these individuals to own shares of our common stock equal to a specified multiple of their annual base salary. The current applicable levels are as follows:

President and Chief Executive Officer	6x base salary
Executive officers with LTIP target equal to or greater than 100% of salary	4x base salary
Certain other direct reports to the CEO	1 to 3x base salary
Stock Retention Requirements
Until the ownership guidelines are met, covered executives must retain a certain amount in Company stock, equal to 40% of the pretax value of vested and or settled shares. Compliance with the requirements is determined annually and each time an executive officer seeks to dispose of any shares of Company stock.

Incentive Clawback
The Company has in place two incentive compensation recovery policies. One policy, adopted for purposes of compliance with Section 10D of the Exchange Act and the Nasdaq listing standards, provides for the mandatory recovery of both cash- and equity-based compensation paid on the basis of the achievement of financial performance measures in the event of an accounting restatement. The other policy provides for the recovery, without duplication, of any or all such incentive compensation, if an executive officer has engaged in improper conduct, as defined in that policy, irrespective of any accounting restatement. With respect to the latter policy, the Board may, in its sole discretion, after evaluating the associated costs and benefits, and any other factors it deems relevant, seek to recover all or any portion of the recoverable incentive paid to any executive officer who engaged in improper conduct during the applicable period.

Anti-Hedging and Anti-Pledging Policy
The Committee and the Board of Directors have adopted a policy prohibiting the Board of Directors and executive officers from hedging the economic risk of their ownership of our stock, including options or other derivatives related to our stock, and from pledging MillerKnoll stock.

Severance Policy and Change in Control Agreements
Severance Policy
The NEOs are generally “at will” employees. This means that they can be discharged at any time and for no reason. We have established a severance policy that applies if an executive, including our NEOs, is terminated for reasons other than malfeasance or voluntary separation. For each NEO, severance would be equal to 18 months of base salary subject to the employee not competing with us during that period. The Committee’s determination as to the amount of severance payments for these NEOs is the result of benchmarking our practices to the market data. In addition, we maintain the health insurance on such employee during the salary continuation period. In exchange for such payments, the employee provides the Company with a mutual release of all claims and agrees not to work for a competitor or solicit our employees during the salary continuation period.

Change in Control Agreements
Each NEO is party to a Management Continuity Agreement, referred to as a Change in Control (“CIC”) Agreement, with us that provides for severance benefits in the event of both a change in control and the NEO’s termination of employment (“double-trigger”). The Committee believes the use of CIC agreements is appropriate as they help ensure both a continuity of management during a possible CIC transaction and help ensure that management remains focused on completing a transaction that is likely to maximize shareholder value. Potential payments under the change in control agreements are included in the tally sheets that the Committee reviews annually.
28 MillerKnoll

Table of Contents	Executive Compensation
The narrative and table footnotes in the Potential Payments Upon Termination, Death, Disability, Retirement, or Change in Control section describe the change in control payments in greater detail.

Deductibility of Compensation
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation in excess of $1 million paid for any fiscal year to individuals who are covered employees. All of our NEOs are covered employees for this purpose. As a result, the compensation paid to each of our NEOs for fiscal 2024 in excess of $1 million will not be deductible under Section 162(m).

2024 Proxy Statement 29

Executive Compensation	Table of Contents
COMPENSATION COMMITTEE REPORT
We have reviewed and discussed with management the preceding Compensation Discussion and Analysis for the fiscal year ended June 1, 2024, which appears in this proxy statement as required by Item 402(b) of Regulation S-K.

Based upon such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2024 Annual Meeting of Shareholders.

Compensation Committee of the Board of Directors

Michael C. Smith (Chair)
Douglas D. French
Heidi J. Manheimer
Candace S. Matthews

30 MillerKnoll

Table of Contents	Executive Compensation
COMPENSATION TABLES
Summary Compensation Table
The summary compensation table below shows the compensation for the NEOs for the fiscal years ended June 1, 2024 (2024), June 3, 2023 (2023), and May 28, 2022 (2022). Additional details regarding the Company’s executive compensation program are found in the CD&A.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(6)	Total ($)
Andi R. Owen	2024	1,100,000	—	6,086,038	1,547,094	—	224,775	8,957,907
President and CEO	2023	1,100,000	—	2,203,328	2,091,000	—	441,239	5,835,567
	2022	1,084,231	—	1,405,550	866,971	1,292,452	335,634	4,984,838
Jeffrey M. Stutz	2024	580,000	—	1,523,952	745,416	—	78,743	2,928,111
CFO	2023	577,615	—	519,100	256,949	—	72,129	1,425,793
	2022	553,062	—	384,142	239,338	369,000	54,132	1,599,674
Christopher M. Baldwin(4)	2024	580,000	700,000	1,493,502	745,416	—	141,729	3,660,647
Group President, MillerKnoll	2023	577,661	700,000	456,101	256,949	—	107,170	2,097,881
	2022	561,000	1,200,000	123,688	75,522	199,371	—	2,159,581
John P. Michael	2024	580,000	—	1,519,874	745,416	—	72,600	2,917,890
President, Americas Contract	2023	571,654	—	510,653	256,949	—	66,184	1,405,440
	2022	492,654	—	350,006	217,970	330,650	39,575	1,430,855
Debbie F. Propst(5)	2024	580,000	—	1,523,952	745,416	435,000	79,853	3,364,221
President, Global Retail	2023	577,615	—	519,100	256,949	435,000	70,118	1,858,782
	2022	550,538	—	384,142	239,338	367,764	24,342	1,566,124
(1)Amounts presented are the aggregate grant date fair value of the awards with an accounting grant date established in each of the respective years as computed in accordance with FASB ASC Topic 718. Assumptions used to calculate these amounts are set forth in Note 10 of the Company’s Consolidated Financial Statements for the fiscal year ended June 1, 2024, included in our Annual Report on Form 10-K.
(2)Amounts in the Stock Awards column include (a) the grant date fair value of RSUs issued to the NEO on July 16, 2024, in lieu of their AIP for fiscal 2024, as detailed in footnote (3) below, and (b) the value of the RSUs and PSUs itemized in the table below. Consistent with the requirements of FASB ASC Topic 718, the value of the PSUs displayed in the table below are at their target and highest levels of performance for the fourth tranche of the awards granted on July 13, 2021, the second tranche of the awards granted on July 12, 2022, for which the accounting grant date value was established on July 18, 2023, the first tranche of the awards granted on October 19, 2023. For additional details, see the Grants of Plan-Based Awards table. The remaining tranches of these awards will be linked to performance goals for subsequent fiscal years and will be reported in the Summary Compensation Table for those fiscal years in which the accounting grant date values are established.

	Components of Stock Awards		Additional Information
Name	Value of RSUs ($)	Value of PSUs at Target Attainment ($)	Value of PSUs at Maximum Attainment ($)
Andi R. Owen	1,547,766	1,435,599	2,871,198
Jeffrey M. Stutz	372,876	234,950	469,900
Christopher M. Baldwin	372,876	204,500	409,000
John P. Michael	372,876	230,872	461,744
Debbie F. Propst	372,876	234,950	469,900
(3)Each NEO’s fiscal 2024 Stock Awards column includes the fair value of $28.57 per share for RSUs granted in lieu of the executive’s AIP for fiscal 2024. These RSUs represent 200% of the actual 2024 AIP value and were granted in fiscal 2025, on July 16, 2024, under the LTIP, and will vest on July 22, 2025. The number of RSUs presented below were determined using the 20-day trailing average closing stock price of $26.31 per share as of July 16, 2024. For additional details, see the Fiscal 2024 Compensation Program —Annual Incentive Plan.

Name	Actual 2024 AIP Value ($)	Stock Awards Includes a 200% Cash Equivalent Payout in RSUs ($)	Number of RSUs Granted (#)	Grant Date Fair Value of Stock ($)
Andi R. Owen	1,428,625	2,857,250	108,599	3,102,673
Jeffrey M. Stutz	421,834	843,668	32,066	916,126
Christopher M. Baldwin	421,834	843,668	32,066	916,126
John P. Michael	421,834	843,668	32,066	916,126
Debbie F. Propst	421,834	843,668	32,066	916,126
Footnotes continued on next page
2024 Proxy Statement 31

Executive Compensation	Table of Contents
(4) Mr. Baldwin’s employment with the Company commenced on July 19, 2021, with our acquisition of Knoll. In fiscal 2024, he received the final installment ($700,000) of the Cash Retention Award granted in connection with the Knoll acquisition.
(5) Ms. Propst’s fiscal 2024 bonus represents a special AIP cash bonus award granted in fiscal 2023 based on her performance in fiscal 2023 and fiscal 2024, as reported in last year’s proxy statement. This award was intended to serve as a retention incentive given the critical nature of her leadership of the Global Retail business and subject to performance over fiscal 2024. The bonus earned by Ms. Propst based on fiscal 2024 performance was paid in July 2024. A portion of the bonus was deferred under the MillerKnoll Executive Equalization Retirement Plan; the amount of that deferral will be shown in next year’s Nonqualified Deferred Compensation table.
(6) The amounts for fiscal 2024 for all other compensation are described in the table below.

Name	Company Contributions to 401(k) Plan and Deferred Compensation Plan ($)(a)	Personal Use of Company Property ($)(b)	Comprehensive Executive Physical Health Exam ($)	Other Taxable Income ($)	Total Other Compensation ($)
Andi R. Owen	213,873	6,902	4,000	—	224,775
Jeffrey M. Stutz	74,743	—	4,000	—	78,743
Christopher M. Baldwin	137,942	—	3,787	—	141,729
John P. Michael	68,800	—	3,800	—	72,600
Debbie F. Propst	79,853	—	—	—	79,853
(a)Amounts represent the Company’s contributions to the Retirement Plan and the MillerKnoll, Inc. Executive Equalization Retirement Plan.
(b)Ms. Owen’s amount represents personal use of the fractional aircraft interest owned by the Company. This dollar amount was the incremental cost to the Company of Ms. Owen’s personal use, which is the actual invoiced cost of the trips, including any miscellaneous costs invoiced by the fractional provider.
32 MillerKnoll

Table of Contents	Executive Compensation
Grants of Plan-Based Awards
The Grants of Plan-Based Awards table below contains information on both non-equity and equity incentive plan-based awards granted by the Company to the NEOs during fiscal 2024 under the LTIP and the possible payouts to the NEOs under the AIP for fiscal 2024. These amounts are not realized income. For additional details of grants under the LTIP, as well as the performance criteria under the AIP, refer to the Fiscal 2024 Compensation Program section in the CD&A.

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)(6)	Grant Date Fair Value of Stock and Option Awards ($)(7)
Name	Award Type(1)	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andi R.	CB			343,750	1,375,000	2,750,000
Owen	PSU	07/18/23	(8)				—	39,098	78,196				518,950
	PSU	10/19/23	(10)				—	36,828	73,656				916,649
	RSU	07/18/23								89,518			1,547,766
	Option	07/18/23									313,177	20.00	1,547,094
Jeffrey M.	CB			101,500	406,000	812,000
Stutz	PSU	07/18/23	(8)				—	9,395	18,790				124,538
	PSU	10/19/23	(10)				—	4,436	8,872				110,412
	RSU	07/18/23								21,566			372,876
	Option	07/18/23									150,894	20.00	745,416
Christopher	CB			101,500	406,000	812,000
M. Baldwin	PSU	07/18/23	(8)				—	7,058	14,116				94,088
	PSU	10/19/23	(10)				—	4,436	8,872				110,412
	RSU	07/18/23								21,566			372,876
	Option	07/18/23									150,894	20.00	745,416
John P.	CB			101,500	406,000	812,000
Michael	PSU	07/18/23	(8)				—	9,082	18,164				120,460
	PSU	10/19/23	(10)				—	4,436	8,872				110,412
	RSU	07/18/23								21,566			372,876
	Option	07/18/23									150,894	20.00	745,416
Debbie F.	CB			101,500	406,000	812,000
Propst	CB		(9)		435,000
	PSU	07/18/23	(8)				—	9,395	18,790				124,538
	PSU	10/19/23	(10)				—	4,436	8,872				110,412
	RSU	07/18/23								21,566			372,876
	Option	07/18/23									150,894	20.00	745,416
(1)“CB” refers to the AIP cash bonus awards made pursuant to the Executive Incentive Cash Bonus Plan; “PSU,” “RSU,” and “Option” refer to performance-based restricted stock units, time-based restricted stock units, and stock options, respectively, issued under the LTIP.
(2)Under the AIP, executives can earn incentive compensation based on the achievement of certain Company performance goals. The actual Cash Bonus amount paid with respect to any year may range from zero to two times the target based upon the relative achievement of the performance goal. For fiscal 2024, the goal was based upon the achievement of EBITDA, As Adjusted.
(3)Represents the range of possible shares to be issued under PSU awards granted in fiscal 2024. Overall attainment is capped at 200% of target and can be as low as zero, subject to a modifying metric of relative TSR. For additional information, see the Fiscal 2024 Compensation Program - Long-Term Incentives section.
(4)The RSUs represent the right to receive shares of the Company’s common stock; these awards vest ratably 25%, 25%, and 50% over a three-year period on August 1st of each year, following the first anniversary of the grant date.
(5)Each option has a term of 10 years and vests in substantially three equal annual installments commencing on the first anniversary of the grant date.
(6)Stock options are awarded at an option price not less than the market value of the Company’s common stock on the date of grant.
(7)Aggregate grant date values are computed in accordance with FASB ASC Topic 718. For PSUs, the grant date fair value was determined based upon the vesting at 100% of the target units awarded.

Footnotes continued on next page
2024 Proxy Statement 33

Executive Compensation	Table of Contents
(8)The amounts presented reflects the fourth tranche, a one-year performance period, of the PSUs with AOI, Revenue, and non-financial performance goals granted on July 13, 2021, except for Mr. Baldwin’s which was granted on July 20, 2021, for which the accounting grant date fair value was originally established on July 18, 2023, plus the second one-year performance period of the PSUs with AOI, Revenue,and non-financial performance goals granted on July 12, 2022, for which the accounting grant date fair value was established on July 18, 2023. The PSUs earned from these awards are expected to vest on August 1, 2024, and August 1, 2025, respectively.
(9)Represents a special AIP cash bonus award intended to serve as a retention incentive given the critical nature of Ms. Propst’s leadership of the Global Retail business. The bonus earned by Ms. Propst based on fiscal 2024 performance was paid in July 2024 and is included in her 2024 compensation reported in the Summary Compensation Table.
(10)The amounts presented reflect the first one-year performance period of the PSUs with EBITDA performance goal granted on October 19, 2023, for which the accounting grant date fair value was originally established on October 19, 2023. The PSUs earned from these awards are expected to vest on August 1, 2026.
34 MillerKnoll

Table of Contents	Executive Compensation
Outstanding Equity Awards at Fiscal Year-End
The following table shows the outstanding option and stock awards held by our NEOs as of June 1, 2024. It includes both exercisable and unexercisable options, and shares and units that have not vested.

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#)(1) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Andi R. Owen	08/22/18		77,447	—	38.15	08/22/28
	07/14/20		124,247	—	21.38	07/14/30
	07/14/20		275,930	—	23.52	07/14/30
	07/13/21	(5)	40,246	20,128	45.75	07/13/31	10,314	284,460	7,394	203,927
	01/05/22	(5)							7,394	203,927
	07/12/22		33,330	66,670	27.75	07/12/32	31,926	880,519	38,723	1,067,980
	07/12/22	(6)	66,660	133,340	40.00	07/12/32
	07/18/23	(6)	—	313,177	20.00	07/18/33	91,527	2,524,315	39,098	1,078,323
	10/19/23	(7)							73,656	2,031,432
Jeffrey M. Stutz	07/19/16		37,441	—	31.86	07/19/26
	07/18/17		22,953	—	33.75	07/18/27
	07/16/18		17,512	—	38.30	07/16/28
	07/14/20		29,142	—	21.38	07/14/30
	07/14/20		75,040	—	23.52	07/14/30
	07/13/21	(5)	11,111	5,556	45.75	07/13/31	2,847	78,520	2,040	56,263
	01/05/22	(5)							2,040	56,263
	07/12/22	(6)	9,082	18,166	27.75	07/12/32	7,394	203,927	9,293	256,301
	07/18/23	(6)	—	150,894	20.00	07/18/33	22,050	608,139	9,395	259,114
	10/19/23	(7)							8,872	244,690
Christopher M.	07/20/21	(5)	3,630	1,815	44.20	07/20/31	930	25,649	680	18,754
Baldwin	01/05/22	(5)							680	18,754
	07/12/22	(6)	9,082	18,166	27.75	07/12/32	7,394	203,927	7,023	193,694
	07/18/23	(6)	—	150,894	20.00	07/18/33	22,050	608,139	7,058	194,660
	10/19/23	(7)							8,872	244,690
John P. Michael	07/14/20		2,774	—	21.38	07/14/30
	07/14/20		10,000	—	23.52	07/14/30
	07/13/21	(5)	10,119	5,060	45.75	07/13/31	2,593	71,515	1,860	51,299
	01/05/22	(5)							1,860	51,299
	07/12/22	(6)	9,082	18,166	27.75	07/12/32	7,394	203,927	8,986	247,834
	07/18/23	(6)	—	150,894	20.00	07/18/23	22,050	608,139	9,082	250,482
	10/19/23	(7)							8,872	244,690
Debbie F. Propst	07/14/20		28,238	—	21.38	07/14/30
	07/14/20		43,820	—	23.52	07/14/30
	07/13/21	(5)	11,111	5,556	45.75	07/13/31	2,847	78,520	2,040	56,263
	01/05/22	(5)							2,040	56,263
	07/12/22	(6)	9,082	18,166	27.75	07/12/32	7,394	203,927	9,293	256,301
	07/18/23	(6)	—	150,894	20.00	07/18/33	22,050	608,139	9,395	259,114
	10/19/23	(7)							8,872	244,690
(1)Options vest ratably in substantially three equal annual installments commencing on the first anniversary of the grant date.
(2)RSU awards vest ratably 25%, 25%, and 50% over a three-year period on August 1st of each year, following the first anniversary of the grant date; amounts shown reflect additional units credited due to dividend reinvestment.
Footnotes continued on next page
2024 Proxy Statement 35

Executive Compensation	Table of Contents
(3)Assumes a stock price of $27.58 per share, which was the closing price of a share of the Company’s common stock on the last trading day of fiscal 2024.
(4)PSUs vest depending upon the attainment level of certain predetermined performance goals.
(5)For PSUs granted in July 2021, the units reflected are only for tranches for which performance goals have been established on the accounting grant dates indicated; each performance goal’s PSUs are calculated individually at the next highest level of attainment and then reported in aggregate.
(6)For PSUs granted in July 2021 and July 2022, the units reflected are only for tranches for which performance goals have been established on the accounting grant dates indicated; each performance goal’s PSUs are calculated individually at the next highest level of attainment and then reported in aggregate.
(7)For PSUs granted in October 2023, the units reflected are only for tranches for which performance goals have been established on the accounting grant dates indicated; each performance goal’s PSUs are calculated individually at the next highest level of attainment and then reported in aggregate.

36 MillerKnoll

Table of Contents	Executive Compensation
Option Exercises and Stock Vested
The table below provides information on the number and value of options exercised in fiscal 2024 and the vesting of restricted stock on an aggregate basis:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1)(2) ($)
Andi R. Owen	—	—	56,730	1,127,229
Jeffrey M. Stutz	—	—	13,485	267,938
Christopher M. Baldwin	—	—	25,783	793,487
John P. Michael	—	—	9,794	199,119
Debbie F. Propst	—	—	13,183	261,952
(1)Value based on the closing market price of the Company’s common stock on the vesting date.
(2)Value realized includes dividend reinvestment shares vested with underlying RSU shares. Mr. Baldwin’s value realized includes dividend equivalents paid out as cash upon the vesting of RSA and RSUs granted prior to the Knoll acquisition on July 19, 2021.

Nonqualified Deferred Compensation
The MillerKnoll, Inc. Executive Equalization Retirement Plan allows all United States employees who have compensation above the statutory ceiling to defer income in the same proportion as if the statutory ceiling did not exist. We make contributions to the plan such that Company contributions mirror the amounts we would have contributed to the Company’s tax-qualified 401(k) plan had the employee’s compensation not been above the statutory ceiling. Distributions from the plan are paid out in cash based on the deferral election specified by the participant. We do not guarantee a rate of return under the plan. Instead, participants make investment elections for their deferrals and Company contributions. Investment options are the same as those available under our 401(k) plan.

The Nonqualified Deferred Compensation table below provides certain information relating to this Executive Equalization Retirement Plan:

Name	Aggregate Balance at June 4, 2023 ($)	Executive Officer Contributions in Fiscal 2024 ($)(1)	Registrant Contributions in Fiscal 2024 ($)(2)	Aggregate Earnings in Fiscal 2024 ($)(3)	Aggregate Withdrawals/ Distributions in Fiscal 2024 ($)	Aggregate Balance at June 1, 2024 ($)
Andi R. Owen	797,362	44,000	197,796	144,771	—	1,183,929
Jeffrey M. Stutz	850,647	46,400	60,652	108,581	—	1,066,280
Christopher M. Baldwin	91,381	44,954	125,634	46,382	—	308,351
John P. Michael	320,407	34,800	55,415	61,106	—	471,728
Debbie F. Propst	58,567	17,400	67,954	23,698	—	167,619
(1)Amounts in this column represent the deferrals of base salary earned in fiscal 2024 included in the Summary Compensation Table under Salary, plus deferral of amounts earned in fiscal 2023 and paid in fiscal 2024 under the AIP included in the fiscal 2023 Summary Compensation Table under Non-Equity Incentive Plan Compensation.
(2)Amounts in this column represent the Company’s contribution including obligations from a prior fiscal year that were deposited in fiscal 2024 and included in the “All Other Compensation” column of the Summary Compensation Table.
(3)Amounts reflect increases (decreases) in value of the employee’s account during the year, based upon deemed investment of deferred amounts.

2024 Proxy Statement 37

Executive Compensation	Table of Contents
Potential Payments Upon Termination, Death, Disability, Retirement, or Change in Control
The following table quantifies the estimated payments that would be made to each NEO in the event of his or her termination by the Company without cause, in the event of his or her termination under circumstances that would trigger payments under change in control agreements, and upon his or her death, disability, or retirement, in each case assuming that the change in control, termination and/or other event occurred on June 1, 2024.

Name	Benefit	Death ($)	Disability ($)	Retirement ($)(1)	Without Cause ($)	Change in Control ($)
Andi R. Owen	Cash Severance(2)	—	—	—	1,650,000	7,425,000
	Unvested Restricted Stock Units(3)	3,689,310	3,689,310	3,459,827	1,507,963	3,689,310
	Unvested Performance Stock Units(4)	2,417,450	2,417,450	4,050,330	2,417,450	5,453,151
	Unvested Stock Options(5)	—	—	—	—	2,373,882
	Health and Welfare(6)(7)	—	—	—	59,562	94,125
	Total	6,106,760	6,106,760	7,510,157	5,634,975	19,035,468
Jeffrey M. Stutz	Cash Severance(2)	—	—	—	870,000	1,972,000
	Unvested Restricted Stock Units(3)	890,584	890,584	—	367,705	890,584
	Unvested Performance Stock Units(4)	446,135	446,135	—	446,135	848,406
	Unvested Stock Options(5)	—	—	—	—	1,143,777
	Health and Welfare(6)(7)	—	—	—	32,402	34,869
	Total	1,336,719	1,336,719	—	1,716,242	4,889,636
Christopher M. Baldwin	Cash Severance(2)	—	—	—	870,000	1,972,000
	Unvested Restricted Stock Units(3)	837,731	837,731	—	317,788	837,731
	Unvested Performance Stock Units(4)	349,461	349,461	—	349,461	751,732
	Unvested Stock Options(5)	—	—	—	—	1,143,777
	Health and Welfare(6)(7)	—	—	—	53,427	62,903
	Total	1,187,192	1,187,192	—	1,590,676	4,768,143
John P. Michael	Cash Severance(2)	—	—	—	870,000	1,972,000
	Unvested Restricted Stock Units(3)	883,591	883,591	828,306	361,100	883,591
	Unvested Performance Stock Units(4)	433,194	433,194	666,483	433,194	835,465
	Unvested Stock Options(5)	—	—	—	—	1,143,777
	Health and Welfare(6)(7)	—	—	—	60,888	72,850
	Total	1,316,785	1,316,785	1,494,789	1,725,182	4,907,683
Debbie F. Propst	Cash Severance(2)	—	—	—	870,000	1,972,000
	Unvested Restricted Stock Units(3)	890,584	890,584	—	367,705	890,584
	Unvested Performance Stock Units(4)	446,135	446,135	—	446,135	848,406
	Unvested Stock Options(5)	—	—	—	—	1,143,777
	Health and Welfare(6)(7)	—	—	—	57,010	67,680
	Total	1,336,719	1,336,719	—	1,740,850	4,922,447
(1)Only Ms. Owen and Mr. Michael were retirement eligible as of June 1, 2024.
(2)“Without Cause” amount equals 18 months of base salary and “CIC” amount equals 3x (CEO) or 2x (Other NEOs) base salary plus greater of prior year actual bonus or current year target bonus.
(3)Accelerated vesting and no proration for time worked for “Death,” “Disability,” “Retirement,” (awards are prorated if retirement occurs within the first 12 months of grant date) and “CIC.” Accelerated vesting and proration for time worked for “Without Cause.”
(4)For “Death,” accelerated vesting and proration based on time worked. For “Retirement,” accelerated vesting for awards outstanding at least 12 months and accelerated vesting with proration based on time worked only for awards outstanding less than 12 months. For “Disability” and “Without Cause,” proration based on time worked and payout at the end of cycle based on actual performance. For “CIC,” accelerated vesting and no proration for time worked. All scenarios use actual performance and are based on the following as of our fiscal year ended June 1, 2024: The PSUs granted in fiscal 2022 equal 51.0% of target, PSUs granted in fiscal 2023 equal 48.5% of target, and the PSUs granted in fiscal 2024 equal 126.6% of target.
(5)Forfeited under “Death,” “Disability,” and “Without Cause.” Continued vesting under “Retirement.” Accelerated vesting under “CIC.” There is no accelerated vesting of stock options or PSUs under a “Retirement” scenario. Awards, in full or prorated, continue to vest.
(6)For Health and Welfare Benefits, “Without Cause” amount equals 18 months of benefits continuation and “CIC” amount equals 36 months (CEO) or 24 months (other NEOs) benefits continuation.
(7)Other benefits reflect outplacement support ($25,000).

38 MillerKnoll

Table of Contents	Executive Compensation
Potential Payments Upon Termination without Change in Control
•18 months base salary continuation for NEOs if they are terminated for reasons other than cause.
•Maintain health insurance during salary continuation period.
•Employee provides the Company with a release of all claims and agrees not to work for a competitor or solicit employees during the salary continuation period.

Potential Payments Upon Termination in Connection with Change in Control
In fiscal 2024, each NEO was party to a CIC Agreement with the Company that contains “double-trigger” change in control provisions. These provisions state that there must be both a change in control and the employee must incur an actual or constructive termination of employment by us to be entitled to a payment.

A change in control (as defined more specifically in the CIC Agreements) occurs:
•If a third party becomes the owner of 35% or more of the Company’s stock;
•If a majority of the Board of Directors is composed of persons who are not recommended by the existing Board; or
•Under certain transactions involving a merger or reorganization, a sale of all or substantially all of the Company’s assets, or a liquidation in which the Company does not maintain certain control thresholds.

An executive is entitled to a payment under the CIC Agreement if, within two years after a change in control, the Company terminates the employment of the executive without cause or the executive terminates their employment for good reason, which is defined as the occurrence of any one or more of the following without the executive’s express written consent:

•The executive is assigned duties at any time during the six months prior to the change in control that are materially different from or inconsistent with the duties, responsibilities, and status of the executive’s position or which result in a significant reduction in the executive’s authority and responsibility as an executive within the Company or a subsidiary.
•A reduction in the executive’s base salary, target value of the annual incentive, or target value of the LTIP awards.
•The Company requires the executive to be based at a location over 50 miles from the facility that is the executive’s principal business office at the time of the change in control.
•A reduction of 5% or more in the aggregate benefits provided to the executive and his or her dependents under the Company’s employee benefit plans.
•The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the CIC Agreement.

If both triggering events occur, then the NEO is entitled to a change in control payment that consists of:

•A lump sum cash amount equal to the executive’s annual base salary, multiplied by two (or three, in the case of the CEO).
•A lump sum cash amount equal to two (or three, in the case of the CEO) times the greater of (1) the executive’s average bonus over the previous three years or (2) the executive’s target bonus for the fiscal year in which the change in control occurs, plus a prorated amount of the executive’s target bonus for the fiscal year in which the termination date occurs.
•Healthcare coverage, and life and disability insurance for the 24 (or 36, in the case of the CEO) consecutive month period beginning immediately after the termination date.
•Outplacement services up to a maximum of $25,000.
•All outstanding awards held by the executive under the Company’s LTIP shall vest in full as of the termination date. Specific treatment of each award type is summarized in the Vesting of Long-Term Incentive Awards section below.

The Company has no obligation to make a “gross-up” payment to the executive officer if the amount of the payments under the change in control agreements is subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986.

2024 Proxy Statement 39

Executive Compensation	Table of Contents
To receive the payments, the NEO is obligated to comply with certain restrictive covenants under the agreement, which include committing the executive to refrain from competing with the Company for a period equal to the number of years of compensation received under the agreement.

Accelerated Vesting Upon Death, Disability, Retirement, or Change in Control
The MillerKnoll, Inc. Executive Equalization Retirement Plan, as described in the Nonqualified Deferred Compensation section, contains provisions that permit accelerated vesting upon death, disability, or change in control. In the event of a change in control, the Executive Equalization Retirement Plan provides for the acceleration of payment even if the NEO has not been terminated. The definition of change in control for this plan is the definition contained in Treasury Regulations for Section 409A of the Internal Revenue Code.

Vesting of Long-Term Incentive Awards
The vesting of LTIP awards upon a Change in Control (with a qualifying termination), Death, Disability, Retirement, and Termination without Cause unrelated to a change in control are as outlined in the table below:

Long-Term Incentive Vehicle	CIC with a Qualifying Termination	Termination Upon Death and Disability	Qualified Retirement	Termination without Cause Unrelated to CIC
Stock Options	Unvested stock options vest in full.	Unvested stock options are forfeited. Exercise period for vested options will be five years from the date of the event or the remaining life of the option if less. If the executive dies while on disability, the exercise period is the longer of the five-year exercise period or one year after the date of death, not to exceed the remaining life of the option.
Unvested stock options continue to vest. If an executive retires in the first year after the award date, unvested stock options will be prorated as defined by the award agreement.

Exercise period for vested options will be five years from the date of retirement.
Unvested stock options are forfeited. Vested options must be exercised within three months following termination or they are forfeited.
RSUs	Unvested RSUs vest in full.	Unvested RSUs vest in full.	Unvested RSUs vest in full. If an executive retires in the first year, unvested RSUs will be prorated as defined by the award agreement.	Unvested RSUs are forfeited.
PSUs	Unvested PSUs earned are based on actual performance through the CIC date.	Vesting is not accelerated. Target PSUs are prorated for time worked during the performance period with continued vesting. PSUs earned are based on actual performance over the performance period.	Vesting is not accelerated. If an executive retires in the first year, the target PSUs will be prorated as defined by the award agreement.	Vesting is not accelerated. Target PSUs are prorated for time worked during the performance period with continued vesting. PSUs earned are based on actual performance over the performance period.

40 MillerKnoll

Table of Contents	Executive Compensation
CEO PAY RATIO
Pursuant to the SEC’s guidance under Item 402(u) of Regulation S-K, we are required to disclose the annual total compensation for both our CEO and median employee and the ratio of those two amounts. The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices.

As permitted under SEC rules, we may identify our median employee for purposes of providing the pay ratio disclosure once every three years, provided there has been no change in the employee population or employee compensation arrangements that we reasonably believe would result in a significant change to the 2024 pay ratio disclosure. Since we last identified our median employee in fiscal 2023, we reasonably believe there have been no significant changes in the employee population or employee compensation arrangements and used the same median employee identified in fiscal 2023.

The ratio presented below for fiscal 2024 is a reasonable estimate calculated in a manner consistent with Item 402(u):

•The annual total compensation of our CEO was $8,957,907.
•The annual total compensation of our identified median employee was $64,088.
•The ratio of the annual total compensation of our CEO to that of our identified median employee was 140 to 1.

The methodology we used to identify our median employee for this pay ratio analysis is summarized in the following table:

Item	Description
Determination Date	May 31, 2023
Employee Population(1)	Total employee population, excluding the CEO, as of the determination date was 10,618.
Consistently Applied Compensation Measure (“CACM”)
Gross wages, measured over 12 months ending on the determination date. For new hires, we annualized gross wages for any employees hired during the 12-month period ending on May 31, 2023. For non-U.S. employees, values were converted into USD using the exchange rates in effect on the determination date.

(1)As permitted by SEC rules, we did not include approximately 505 employees who are located in Austria (1), Belgium (10), Czechia (1), Denmark (365), Finland (1), France (43), Hungary (1), Ireland (2), Netherlands (18), Norway (22), Poland (4), Romania (1), Singapore (13), Spain (6), Sweden (8), Switzerland (7), and Turkey (2) and in aggregate represents less than 5% of our employee population as of the determination date.

2024 Proxy Statement 41

Executive Compensation	Table of Contents
PAY VERSUS PERFORMANCE
As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive Compensation Actually Paid (“CAP”), as defined in Item 402(v), and the financial performance of the Company. This disclosure is intended to comply with the aforementioned SEC rule and does not necessarily reflect how the Company links pay to performance. For additional information on the Company’s compensation philosophy and practices, refer to the CD&A section.

Pay Versus Performance Table
The following table sets forth compensation information for our CEO and the average compensation of our other NEOs (the “Other NEOs”), along with our TSR, our peer group TSR, net income, and Operating Earnings, As Adjusted by the Compensation Committee, for our fiscal years ended June 1, 2024 (2024), June 3, 2023 (2023), May 28, 2022 (2022), and May 29, 2021 (2021):

					Value of Initial Fixed $100 Investment Based On:
Fiscal Year	Summary Compensation Table Total for CEO ($)(1)	Compensation Actually Paid to CEO ($)(2)	Average Summary Compensation Table Total for Other NEOs ($)(1)	Average Compensation Actually Paid to Other NEOs ($)(2)	Company TSR ($)	Peer Group TSR ($)(3)	Net Income (in millions) ($)(4)	EBITDA, As Adjusted (in millions) ($)(5)
2024	8,957,907	11,254,266	3,217,718	4,114,728	132.65	208.21	82.3	388.8
2023	5,835,567	(336,686)	1,696,974	577,205	66.45	140.06	42.1	382.8
2022	4,984,838	(1,966,393)	1,689,059	1,144,496	137.73	147.90	(27.1)	347.5
2021	6,388,353	16,841,666	1,747,008	3,875,768	210.48	213.74	174.6	336.0
(1) The total compensation reported in the above table is for the following NEOs:

Fiscal Year	CEO	Other NEOs
2024	Andi R. Owen	Jeffrey M. Stutz, Christopher M. Baldwin, John P. Michael, Debbie F. Propst
2023	Andi R. Owen	Jeffrey M. Stutz, Christopher M. Baldwin, John P. Michael, Debbie F. Propst
2022	Andi R. Owen	Jeffrey M. Stutz, Christopher M. Baldwin, John P. Michael, Debbie F. Propst
2021	Andi R. Owen	Jeffrey M. Stutz, Megan Lyon, Debbie F. Propst, B. Ben Watson
(2)Amounts reported are based on total compensation reported in the Summary Compensation Table for our CEO and on average for our Other NEOs for the indicated covered fiscal years and adjusted as shown in the table below. The fair value of equity awards was computed in accordance with the Company’s methodology used for financial reporting purposes.

Fiscal Year	NEO Type	Summary Compensation Table Total ($)	Reported Summary Compensation Table Value of Equity Awards ($)(a)	Equity Award Adjustments ($)(b)	Compensation Actually Paid ($)
2024	CEO	8,957,907	7,633,132	9,929,491	11,254,266
	Other NEOs	3,217,718	2,260,736	3,157,746	4,114,728
2023	CEO	5,835,567	4,294,328	(1,877,925)	(336,686)
	Other NEOs	1,696,974	758,188	(361,581)	577,205
2022	CEO	4,984,838	2,272,521	(4,678,710)	(1,966,393)
	Other NEOs	1,689,059	503,537	(41,026)	1,144,496
2021	CEO	6,388,353	4,166,278	14,619,591	16,841,666
	Other NEOs	1,747,008	904,311	3,033,071	3,875,768
(a)Represents the total of the amounts reported in the Stock Awards and Option Awards columns in the Summary Compensation Table for the applicable year.

Footnotes continued on next page

42 MillerKnoll

Table of Contents	Executive Compensation
(b)The following table details the amounts deducted or added in calculating the equity award adjustments for our CEO, as well as the average for our other NEOs, as computed in accordance with Item 402(v). The valuation assumptions used to calculate equity award fair values did not materially differ from those disclosed at the time of grant.

Fiscal Year	NEO Type	Year End Fair Value of Outstanding and Unvested Equity Awards ($)	Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value at Vesting Date of Equity Awards Granted and Vested in the Year ($)	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2024	CEO	7,468,249	1,815,281	—	516,852	—	129,109	9,929,491
	Other NEOs	2,654,832	299,166	—	171,933	—	31,815	3,157,746
2023	CEO	1,139,605	(2,495,253)	—	(547,281)	—	25,004	(1,877,925)
	Other NEOs	202,126	(490,073)	—	(84,229)	—	10,595	(361,581)
2022	CEO	1,291,231	(5,265,971)	—	(726,187)	—	22,217	(4,678,710)
	Other NEOs	535,890	(663,576)	143,163	(69,635)	—	13,132	(41,026)
2021	CEO	13,255,049	1,292,410	—	9,919	—	62,213	14,619,591
	Other NEOs	2,833,444	187,112	—	1,017	—	11,498	3,033,071
(3)Represented for each of the indicated fiscal years is the cumulative weighted TSR of our custom TSR peer group. The peer group for purposes of this table for each of 2024, 2023, 2022, and 2021 is the same as our peer group as set in the Fiscal 2024 Compensation Program - Long-Term Incentives section of the CD&A.
(4)Net income (loss) used within this table refers to “Net earnings (loss) attributable to MillerKnoll, Inc.” as presented in our Annual Report on Form 10-K Consolidated Statements of Comprehensive Income.
(5)In accordance with Item 402(v) of Regulation S-K, we determined EBITDA, As Adjusted by the Compensation Committee, to be our Company Selected Measure (“CSM”) that is the most important financial performance measure for fiscal 2024, used to link Compensation Actually Paid (“CAP”) to our NEOs because it is applied to both our AIP and LTI. EBITDA, As Adjusted is the Company’s net income or loss before interest, taxes, depreciation, and amortization, excluding earnings attributable to noncontrolling interests and plus or minus any adjustments approved by the Committee. For fiscal 2024, the Committee approved adjustments to EBITDA related to (1) costs incurred related to restructuring actions, (2) integration costs related to the Knoll acquisition, (3) non-cash intangible asset impairment charges, and (4) variances to plan related to actual versus budgeted foreign currency rates. For fiscal years 2023, 2022, and 2021, EBITDA, As Adjusted was not used as a financial measure for performance-based incentives; thus, the Committee did not approve and it is provided for comparison purposes only, and includes the adjustments noted above as well as adjustments related to charges associated with the extinguishment of debt.

Relationships Between Compensation Actually Paid and Performance
The first three graphs below provide comparisons of CAP for our CEO and Other NEOs as compared to (1) our cumulative TSR, (2) Net Income, and (3) Operating Earnings, As Adjusted, each as shown in the Pay Versus Performance Table. The last graph below provides a comparison of our cumulative TSR and our peer group’s cumulative TSR.

2024 Proxy Statement 43

Executive Compensation	Table of Contents

44 MillerKnoll

Table of Contents	Executive Compensation

Most Important Financial Performance Measures
Based on performance measures applied to our AIP and LTIP as discussed in the Fiscal 2024 Compensation Program section of the CD&A, the following are the most important performance measures used by the Company to link our NEOs’ CAP to the Company’s performance. The performance measures with an asterisk (*) are subject to adjustments as approved by the Committee each year.

Tabular List of Financial Performance Measures
EBITDA, As Adjusted*
Operating Earnings, As Adjusted*
Revenue
Relative Total Shareholder Return (“rTSR”)

2024 Proxy Statement 45

Executive Compensation	Table of Contents
EQUITY COMPENSATION PLAN INFORMATION
The table below presents information as of June 1, 2024, for the MillerKnoll, Inc. 2023 Long-Term Incentive Plan, as amended (the “LTI Plan”), the Knoll, Inc. 2021 Stock Incentive Plan, as amended (the “Knoll Plan”), and the MillerKnoll, Inc. Employee Stock Purchase Plan (the “ESPP”), all of which were approved by shareholders. For a description of the awards issued under these plans, see Note 10 - Stock-Based Compensation of our Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2024. We do not have any equity compensation plans that have not been approved by our shareholders.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted-average exercise price of outstanding options, warrants, and rights ($)(1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2)
Equity compensation plans approved by security holders	6,120,217	24.06	9,917,079
(1)The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs, and PSUs, which have no exercise price.
(2)As of June 1, 2024, 8,141,267 shares, 168,682 shares, and 1,607,130 shares remain available for future issuance under the LTI Plan, the Knoll Plan, and the ESPP, respectively.

46 MillerKnoll

Table of Contents	Audit Matters

PROPOSAL 3	RATIFICATION OF AUDIT COMMITTEE’S SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2025. Representatives of KPMG LLP will participate in the Annual Meeting of Shareholders and will be available to respond to appropriate questions. Shareholders may submit questions online at www.virtualshareholdermeeting.com/MLKN2024. The KPMG LLP representatives will have the opportunity to make a statement if they so desire.

Although the submission of this matter for approval by shareholders is not legally required, our Board of Directors believes that such submission follows sound corporate business practice and is in the best interests of our shareholders. If our shareholders do not approve the selection of KPMG LLP, the selection of this firm as our independent registered public accounting firm will be reconsidered by the Audit Committee. This ratification of the appointment of KPMG requires the affirmative vote of a majority of the votes cast on this proposal. Unless otherwise instructed by you, brokers, banks, and other street name holders will have the discretionary authority to vote your shares on this matter.

The Board of Directors recommends a vote “FOR” this proposal to ratify the appointment of KPMG LLP as our Company’s independent registered accounting firm for fiscal 2025.

Disclosure of Fees Paid to Independent Auditors
The following table summarizes the aggregate fees billed to us by KPMG LLP for the fiscal years ended as shown below:

Fiscal Year Ended ($ in millions)	June 1, 2024	June 3, 2023
Audit Fees (1)	$4.4	$4.7
Audit-Related Fees	—	—
Tax Fees (2)	1.0	0.7
Total	$5.4	$5.4
(1)Includes fees billed for the audit of and accounting consultations related to our Consolidated Financial Statements included in our Annual Report on Form 10-K, including the associated audit of our internal controls, the review of our financial statements included in our quarterly reports on Form 10-Q, and services in connection with statutory and regulatory filings.
(2)Comprised of fees billed for a diverse range of tax compliance, tax advice, and tax planning across the organization.

Our Audit Committee has adopted a policy for pre-approving services performed by our independent registered public accounting firm and other firms. This policy requires the Audit Committee’s pre-approval of all services that may be provided by our independent registered public accounting firm and certain audit services provided by other firms. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

2024 Proxy Statement 47

Audit Matters	Table of Contents
REPORT OF THE AUDIT COMMITTEE
Our Audit Committee’s purpose is to oversee the accounting and financial reporting processes of the Company, the audits of our financial statements and Management’s assessment of internal controls, the qualifications of the public accounting firm engaged as the Company’s independent registered public accounting firm, and the performance of our internal auditors and independent registered public accounting firm. The Committee’s function is more fully described in its charter, which the Board has adopted and is available on our website at https://millerknoll.gcs-web.com/2024-audit-committee-charter. The Committee reviews the charter on an annual basis. The Board annually reviews the Nasdaq listing rules definition of independence for Audit Committee members and has determined that each member of the Committee meets that standard.

Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Our independent registered public accounting firm, KPMG LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with US Generally Accepted Accounting Principles (“GAAP”). KPMG LLP is also responsible for auditing and providing an opinion on the effectiveness of our internal control over financial reporting.

The Audit Committee of the MillerKnoll, Inc. Board of Directors (“Committee” or “we”) has reviewed and discussed with Management and KPMG LLP the Company’s audited financial statements for the year ended June 1, 2024, Management’s assessment of the effectiveness of the Company’s internal controls over financial reporting, and KPMG LLP’s evaluation of our internal controls over financial reporting.

The Committee has discussed with KPMG LLP the results of the independent auditors’ examinations and the judgments of the independent auditors concerning the quality, as well as the acceptability, of the Company’s accounting principles and such other matters that we are required to discuss with the independent auditors under applicable rules, regulations, or generally accepted auditing standards, including the matters required to be discussed by applicable rules of the Public Company Accounting Oversight Board (“PCAOB”). We have also received and reviewed the written disclosures and the letter from KPMG LLP per the applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee around independence and we have discussed with KPMG LLP their independence including a consideration of the compatibility of non-audit services with their independence.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended June 1, 2024, and we selected KPMG LLP as the independent auditor for fiscal 2025. The Board recommends that shareholders ratify the selection of KPMG LLP at the Annual Meeting.

Audit Committee of the Board of Directors

Lisa A. Kro (Chair)
Douglas D. French
Michael R. Smith

48 MillerKnoll

Table of Contents	Other Corporate Governance
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The Board of Directors has adopted a written policy on related party transactions. Under that policy, with certain limited exceptions, all proposed transactions between the Company and any directors or officers or their respective affiliates are required to be reported to the Governance and Corporate Responsibility Committee.

The policy provides that certain categories of related party transactions are pre-approved, including (1) certain small transactions where the related party is not an executive officer of the other party, (2) employee compensation reported in the Company’s proxy statement or that would be reported if the employee was a named executive officer, (3) director compensation reported in the Company’s proxy statement, (4) transactions based on ownership of the Company’s common stock that are pro rata with all other shareholders, (5) transactions determined by competitive bids, and (6) transactions with terms fixed in conformity with law or governmental authority. The Governance and Corporate Responsibility Committee reviews all other proposed related party transactions. In determining whether to approve or ratify a transaction under the policy, the Governance and Corporate Responsibility Committee will take into account, among other factors it deems appropriate, (1) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and (2) the extent of the interest in the transaction. If the transaction involves a director or a nominee for director, the Committee also considers whether the transaction will impact such individual’s status as an independent director pursuant to applicable SEC and/or Nasdaq rules.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our directors and executive officers, and holders who beneficially own greater than 10% of our common stock, to file certain reports of securities ownership and changes in such ownership with the SEC. Specific due dates for these reports have been established by the SEC, and the Company is required to report any known failure to file by these dates in this Proxy Statement.

To the Company’s knowledge, based solely on a review of the copies of the reports filed with the SEC and on written representations from certain reporting persons that no other reports were required, we believe all filings required by our officers, directors, and persons who own more than 10% of our outstanding common stock were timely filed for the fiscal year ended June 1, 2024, through the date of this Proxy Statement, except for the following:

•Delinquent due to inadvertent administrative oversight on a short trading week and were not any error of the reporting person: (i) one Form 4 for John P. Michael filed on January 19, 2024, to report one vest and release transaction dated January 14, 2024; and, (ii) eight Forms 4, one each for Douglas D. French, John R. Hoke III, Lisa A. Kro, Heidi J. Manheimer, Candace S. Matthews, Michael C. Smith, Michael R. Smith, and Michael A. Volkema filed on January 19, 2024, to report director compensation transactions dated January 15, 2024.
•Delinquent due to administrative delay and were not any error of the reporting person: one Form 3 each for Tina Edekar Edmundson, Jeanne K. Gang, and John Maeda filed on August 27, 2024, which should have been filed within 10 days after July 24, 2024, the date the reporting person became subject to Section 16 of the Exchange Act.
2024 Proxy Statement 49

General Information	Table of Contents
SECURITY OWNERSHIP
Voting Securities
On August 16, 2024, we had 69,455,585 shares of common stock issued and outstanding, par value $0.20 per share. Shareholders are entitled to one vote for each share of common stock registered in their names at the close of business on August 16, 2024, the Record Date fixed by our Board of Directors for the Annual Meeting. Votes cast at the meeting and submitted by proxy will be tabulated by Broadridge Financial Solutions, Inc.

Security Ownership of Certain Beneficial Owners and Management
Beneficial Ownership of Principal Shareholders
Based on a review of ownership reports filed with the SEC on or before August 16, 2024, the principal shareholders listed below are the only owners of greater than 5% of MillerKnoll’s outstanding voting securities as of August 16, 2024. This information may not be accurate or complete, and MillerKnoll takes no responsibility for such information and makes no representation as to its accuracy or completeness. This information does not include changes in share ownership reported by the reporting person after the date of this table.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding
BlackRock, Inc.	11,060,643	(1)	15.92%
50 Hudson Yards
New York, NY 10001
The Vanguard Group, Inc.	8,845,071	(2)	12.73%
100 Vanguard Boulevard
Malvern, PA 19355
AllianceBernstein L.P.	4,638,821	(3)	6.68%
501 Commerce Street
Nashville, TN 37203
Pacer Advisors, Inc.	4,015,462	(4)	5.78%
500 Chesterfield Parkway
Malvern, PA 19355
(1)Information is based solely upon Schedule 13F filed with the SEC on August 13, 2024, by BlackRock, Inc. The filing indicates that as of June 30, 2024, BlackRock, Inc. had sole voting power for 10,894,186 shares and sole dispositive power for 11,060,643 shares.
(2)Information is based solely upon Schedule 13F filed with the SEC on August 13, 2024, by The Vanguard Group, Inc. The filing indicates that as of June 30, 2024, The Vanguard Group, Inc. had shared voting power for 99,297 shares, shared dispositive power for 178,012 shares, and sole dispositive power for 8,667,059 shares.
(3)Information is based solely upon Schedule 13F filed with the SEC on August 14, 2024, by AllianceBernstein L.P. The filing indicates that as of June 30, 2024, AllianceBernstein L.P. had sole voting power for 3,812,132 shares, and shared dispositive power for 4,638,821 shares.
(4)Information is based solely upon Schedule 13F filed with the SEC on August 13, 2024, by Pacer Advisors, Inc. The filing indicates that as of June 30, 2024, Pacer Advisors, Inc. had sole voting power for 4,015,462 shares.

50 MillerKnoll

Table of Contents	General Information
Beneficial Ownership of Directors and Executive Officers
The following table~~s~~ sets forth the beneficial ownership of common stock as of the Record Date, August 16, 2024, for each of the Company’s directors and each NEO of the Company, and by all directors and executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon vesting or exercise of equity awards within 60 days of the Record Date. Except as described in the notes to the table~~s~~ presented below, the following persons have sole voting and dispositive power as to all their respective shares. Percentage ownership calculations are based on 69,455,585 shares of common stock outstanding at the close of business on August 16, 2024.

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Christopher M. Baldwin	108,402		*
Tina Edekar Edmundson	—		*
Douglas D. French	26,514		*
Jeanne K. Gang	—		*
John R. Hoke III	49,585		*
Lisa A. Kro	44,792		*
John Maeda	—		*
Heidi J. Manheimer	34,355		*
Candace S. Matthews	20,457		*
John P. Michael	114,562		*
Andi R. Owen	1,023,023		1.47%
Debbie F. Propst	177,930		*
Michael C. Smith	24,874		*
Michael R. Smith	9,661		*
Jeffrey M. Stutz	328,753		*
Michael A. Volkema	207,511		*
All executive officers and directors as a group (19 persons)	2,716,775	(2)	3.91%
*    Less than 1% of the outstanding common stock.
(1)Includes the following number of shares with respect to which the NEOs and directors have the right to acquire beneficial ownership under stock options exercisable within 60 days of the Record Date: 73,907 shares for Mr. Baldwin; 96,415 shares for Mr. Michael; 842,370 shares for Ms. Owen; 157,187 shares for Ms. Propst; 8,376 shares for Mr. M.R. Smith; and 267,217 shares for Mr. Stutz. Includes the following number of deferred stock units: 8,660 units for Mr. French.
(2)Includes the following: 1,877,438 shares with respect to which directors and executive officers have the right to acquire beneficial ownership under stock options exercisable within 60 days of the Record Date; and 8,660 deferred stock units.
2024 Proxy Statement 51

General Information	Table of Contents
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Why am I receiving these materials?
Because you were a MillerKnoll, Inc. (“we,” “us,” “our,” the “Company,” or “MillerKnoll”) shareholder on August 16, 2024 (the “Record Date”), you are invited to attend its 2024 Annual Meeting of Shareholders on October 14, 2024, at 10:30 am Eastern Daylight Time (“EDT”) (the “Annual Meeting”). This Proxy Statement and the accompanying proxy card explain the items of business that will be brought to a vote at the Annual Meeting, and are furnished to the shareholders of MillerKnoll, Inc., on or about August 30, 2024, in connection with the solicitation by the Board of Directors of the proxies to be used at the Annual Meeting.

What is a proxy?
A proxy is your authorization for someone else to vote your shares for you in the way you want to vote and allows you to be represented at our Annual Meeting if you are unable to attend. When you complete and submit a proxy card, use the automated telephone voting system, or use the Internet voting system, you are submitting a proxy.

What is a proxy statement?
A proxy statement is a document the United States Securities and Exchange Commission (SEC) requires us to explain the matters on which we are asking you to vote at our Annual Meeting by proxy and to disclose certain information that may be helpful to you in deciding how to vote.

Why am I receiving my proxy materials electronically instead of a paper version through the mail?
To support our ongoing commitment to sustainability, we are sending proxy materials primarily online to reduce the amount of paper used, while also reducing costs associated with mailing these materials.

On or about August 30, 2024, we mailed to our shareholders of record (other than those who previously requested electronic delivery) a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) containing instructions on how to access this Proxy Statement and our Annual Report online. If you received a Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials in the mail. The Notice of Internet Availability instructs you on how to electronically access and review all information contained in this Proxy Statement and the Annual Report, and it provides you with information on voting.

If you received a Notice of Internet Availability by mail and would like to receive a paper copy of our proxy materials, follow the instructions contained in the Notice of Internet Availability on how to request your materials in printed form on a one-time or an ongoing basis.

Where are the 2024 Proxy Materials available electronically?
You may view our electronic 2024 Proxy Statement and Annual Report on Form 10-K by visiting our Investor Relations’ Annual Reports website page at www.millerknoll.com/investor-relations/financials-filings/annual-report.

Who is entitled to vote?
Only shareholders of record of our common stock at the close of business on August 16, 2024, the Record Date, are entitled to vote at the 2024 Annual Meeting. Each shareholder of record has one vote for each share of common stock owned, on each matter presented for a vote at the Annual Meeting.

What is the difference between a registered shareholder of record and a “street name” holder?
If your shares are registered directly in your name on the records of our transfer agent, Computershare Trust Company, N.A., then you are the registered shareholder of record concerning those shares. If your shares are held in a stock brokerage account, by a bank, or by another nominee, then the brokerage firm, bank, or other nominee is considered to be the shareholder of record concerning those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank, or other nominee how to vote their shares. See the How do I vote my shares? section on the following page.
52 MillerKnoll

Table of Contents	General Information
How do I vote my shares?
If your shares are held in “street name,” follow the instructions provided by your brokerage firm, bank, or nominee.

If you are a registered shareholders of record, you can vote in any one of the following ways:

•Via the Internet: Go to www.proxyvote.com to vote via the Internet using the 16-digit control you were provided on your proxy card or Notice of Internet Availability, and follow the instructions on the website.
•By Telephone: Call 1 800 690 6903 from within the United States to vote using the 16-digit control number you were provided on your proxy card or Notice of Internet Availability, and follow the instructions given by the voice prompts.
•By Mail: Mark, sign, date, and return in the envelope provided. Allow ample time for it to be delivered as it must be received by the vote tabulator by October 11, 2024.
If you sign and return your proxy, but do not give voting instructions, the shares represented by the proxy will be voted as recommended by the Board as described in this Proxy Statement. If any other matters properly come before the Annual Meeting or any adjournment or postponement of the meeting (other than the proposals contained in this Proxy Statement), then the named proxies will have authority to vote your shares on those matters in accordance with their discretion and judgment.
If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated, and returned a proxy card by mail.

•By Scanning the QR Code: Scan the QR Code located on your proxy card or Notice of Internet Availability to access www.proxyvote.com and vote your shares via the Internet. Additional software may be required for scanning.
•Online at the Virtual Annual Meeting: Fifteen minutes prior to start time, you should log on at www.virtualshareholdermeeting.com/MLKN2024 to complete online check-in procedures. You will be required to enter your 16-digit control number provided on your proxy card or Notice of Internet Availability. During the virtual meeting, you will be able to listen, vote shares electronically, and submit questions. There will be no physical location for shareholders to attend.
When are the deadlines to submit my vote?
We encourage you to vote your shares prior to the Annual Meeting. For shares held directly, the deadline for online voting is 11:59 pm Eastern time, Sunday, October 13, 2024. If you mail your proxy card, it must be received by 11:59 pm Eastern time, Friday, October 11, 2024.

For shares held in a plan, such as the MillerKnoll Retirement Plan, the deadline for online voting is 11:59 pm Eastern time, Wednesday, October 9, 2024.

Can I revoke my proxy?
You may revoke a proxy by:

•delivering written notice of revocation to the Corporate Secretary of the Company, MillerKnoll, Inc., 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302;
•submitting another properly completed proxy card that is later dated;
•voting by telephone at a subsequent time;
•voting online at a subsequent time; or
•voting at the Annual Meeting.

If you hold your shares in “street name,” you must vote them in the manner that your brokerage firm, bank, or other nominee has prescribed.

2024 Proxy Statement 53

General Information	Table of Contents
How many votes do we need to hold the Annual Meeting?
To carry on the business of the meeting, we must have a quorum. This means that at least a majority of the shares that are outstanding and entitled to vote as of the Record Date must be in attendance at the Annual Meeting or by proxy. Shares are counted as in attendance at the meeting if the shareholder has taken either of the following actions:

•submitted a signed proxy card or other form of proxy (through the telephone or Internet), or
•logged into the virtual meeting using their 16-digit control number and voted electronically during the meeting.

On the Record Date, there were 69,455,585 shares of common stock issued and outstanding. Therefore, at least 34,727,793 shares need to be present at the Annual Meeting for a quorum.

What matters will be voted on at the meeting and how many votes are needed for each proposal?
We will ask you to vote on the proposals listed in the table below and consider any other matters as may properly come before the meeting or any adjournment or postponement thereof:

Proposal	Board Recommendation	Votes Required for Approval
1.Elect six directors, one for a term of one year, one for a term of two years, and four for a term of three years;	FOR
Under the Company’s majority vote standard for the election of directors (included in the Company’s Bylaws and described in more detail above), in order to be elected, a nominee must receive a greater number of votes cast “for” his or her election than the number of votes “withheld” with respect to that director’s election.

2.Approve, on an advisory basis, named executive officer compensation; and	FOR	Because the “say-on-pay” vote is advisory, the outcome of that vote will not be binding upon the Board of Directors or the Compensation Committee of the Board.
3.Ratify the selection of KPMG LLP as MillerKnoll, Inc.’s independent registered public accounting firm for fiscal 2025.	FOR	The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the meeting.
We describe the aforementioned proposals in detail in this Proxy Statement.

All the proposals other than the ratification of the appointment of our independent registered public accounting firm are considered non-routine matters. Consequently, if your shares are held in “street name,” your brokerage firm, bank or other nominee cannot vote your shares on these non-routine matters unless it has received voting instructions from you.

Abstentions and broker non-votes, will not be counted as votes cast but will count for purposes of determining whether or not a quorum is present. So long as a quorum is present, abstentions and broker non-votes will not affect any of the matters presented for a vote at the Annual Meeting.

What happens if a nominee is unable to stand for re-election?
The Board may provide for a lesser number of directors or designate a substitute nominee by resolution. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than six nominees. We have no reason to believe any nominee will be unable to stand for re-election.

What alternatives do I have in voting on each of the proposals?
In the election of directors, you may vote “for” or “withhold authority to vote for” each nominee. For all other proposals, you may vote “for,” “against,” or “abstain.”

54 MillerKnoll

Table of Contents	General Information
How can I participate in the virtual Annual Meeting?
You may attend and participate in the Annual Meeting online at www.virtualshareholdermeeting.com/MLKN2024. You will be able to vote electronically and submit questions during the meeting on this site. You will need the 16-digit control number that you received with your proxy card or Notice of Internet Availability of Proxy Materials to enter and attend the meeting.

How can I ask questions during the virtual Annual Meeting?
You may submit questions by logging in to the virtual meeting platform at www.virtualshareholdermeeting.com/MLKN2024, entering your 16-digit control number, typing your question into the “Ask a Question” field, and then clicking “Submit.” Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Inappropriate questions, including those not pertinent to the meeting matters, relating to non-public material information, relating to pending litigation, or not otherwise suitable for the conduct of the Annual Meeting will not be addressed.

How can I get technical support during the virtual meeting?
We will have technicians available to assist you with any technical difficulties you may have accessing the virtual meeting. For any technical assistance needed while participating in the Annual Meeting, please contact our virtual meeting service provider at 1 844 986 0822 (U.S.) or 1 303 562 9302 (international).

Where do I find the voting results of the meeting?
We will announce voting results at the Annual Meeting if available. We will also disclose the voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on October 14, 2024
This Proxy Statement along with our Annual Report is available at www.millerknoll.com/investor-relations/financials-filings/annual-report. You may obtain a printed copy, without charge, of the Company’s Annual Report on Form 10-K for the fiscal year ended June 1, 2024, as filed with the SEC, by sending a written request to either the Corporate Secretary of the Company, MillerKnoll, Inc., 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302 or via email to MillerKnoll, Inc. Investor Relations at investor@millerknoll.com.

2024 Proxy Statement 55

General Information	Table of Contents
SHAREHOLDER PROPOSALS FOR THE 2025 ANNUAL MEETING
A shareholder wishing to submit proposals on matters appropriate for shareholder action to be presented at our 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”) and to be included in our proxy materials for that meeting may do so in accordance with Rule 14a-8 promulgated under the Exchange Act; whereby (1) all applicable requirements of Rule 14a-8 must be satisfied, (2) the notice must include various stock ownership and related information detailed in our Bylaws, and (3) such proposals must be received by us in writing by our Corporate Secretary of the Company, MillerKnoll, Inc., 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302 not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s Annual Meeting. However, if the date of the 2025 Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder must be received not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the date of the 2025 Annual Meeting or, if the first public announcement of the date of the 2025 Annual Meeting is less than 100 days prior to the date of such meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. With respect to proposals to be considered at a special meeting of shareholders, written notice must be provided not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

Our Bylaws, which are available on our website at www.millerknoll.com/investor-relations/corporate-governance/bylaws, contain certain procedural requirements that shareholders must follow to bring an item of business before the 2025 Annual Meeting. These procedures require that notice of an intention to bring an item of business before our 2025 Annual Meeting must be received in writing by our Corporate Secretary of the Company, MillerKnoll, Inc., 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302 no earlier than June 16, 2025, and no later than July 16, 2025. The notice must contain certain information about the shareholder making the proposal, including a representation that the shareholder intends to appear in person or by proxy at the 2025 Annual Meeting to bring the item of business before the meeting, and about the shareholder’s proposal, including the text of the proposal. Please refer to our Bylaws for additional details regarding the requirements to be met.

We did not receive any shareholder proposals to be presented at the 2024 Annual Meeting of Shareholders.
56 MillerKnoll

Table of Contents	General Information
OTHER MATTERS
The cost of the solicitation of proxies will be borne by us. In addition to the use of mail, proxies may be solicited personally or by telephone or electronic means by a few of our regular employees. We may reimburse brokers and other people holding stock in their names or in the names of nominees for their expenses in sending proxy materials to the principals and obtaining their proxies.

Our mailing for the fiscal year ended June 1, 2024, includes the Notice of Internet Availability of Proxy Materials. Copies of the Notice of 2024 Annual Meeting of Shareholders and Proxy Statement and the 2024 Annual Report on Form 10-K, both filed with the SEC, are available, without charge, by sending a written request to either the Corporate Secretary of the Company, MillerKnoll, Inc., 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302 or via email to MillerKnoll, Inc. Investor Relations at investor@millerknoll.com.

Shareholders are encouraged to vote promptly in advance of the Annual Meeting, even if planning to attend. Questions related to your registered holdings should be directed to Computershare Trust Company, N.A., by postal mail to PO Box 43006, Providence, Rhode Island 02940-3006; by overnight delivery to 150 Royall Street, Suite 101, Canton, Massachusetts 02021; by phone at 1 866 768 5723 (United States) or 1 781 575 2879 (outside the United States); or online at www.computershare.com/investor.

By Order of the Board of Directors of MillerKnoll, Inc.
Jacqueline H. Rice
General Counsel and Corporate Secretary
August 30, 2024

2024 Proxy Statement 57

Appendix	Table of Contents

APPENDIX A	RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This Proxy Statement contains references to non-GAAP financial measures that are not in accordance with, nor an alternative to, generally accepted accounting principles (“GAAP”) and may be different from non-GAAP measures presented by other companies. These non-GAAP financial measures are not measurements of our financial performance under GAAP and should not be considered as alternatives to the related GAAP measurement. These non-GAAP measurements have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of non-GAAP measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results.

The Company believes presenting these Non-GAAP financial measures is useful for investors as it provides financial information on a more comparative basis for the periods presented by excluding items that are not representative of the ongoing operations of the Company.

Included on the following pages of this Appendix and as defined below, are reconciliations of the following non-GAAP financial measures referenced in this Proxy Statement to the most directly comparable financial measures calculated and presented in accordance with GAAP as reported in our Annual Report on Form 10-K for the fiscal years ended June 1, 2024, and June 3, 2023:

•Organic Net Sales (Company-wide and by segment) is net sales, as reported and adjusted for acquisition charges, currency translation effects, and the impact of an extra week included in our fiscal 2023 reporting period.
•Adjusted Earnings per Share represents reported diluted earnings per share excluding the impact from amortization of purchased intangibles, acquisition and integration charges, debt extinguishment charges, restructuring expenses, impairment charges, other special charges or gains, and the related tax effect of these adjustments.
•Adjusted Operating Earnings (Loss) represents reported operating earnings plus acquisition and integration charges, amortization of purchased intangibles, restructuring expenses, impairment charges, and other special charges or gains.
•Adjusted Operating Expenses represents reported operating expenses excluding special charges or gains, restructuring expenses, amortization of purchased intangibles, acquisition and integration charges, and gain or loss on sale of Dealer.
•Adjusted Gross Margin represents gross margin plus restructuring charges, amortization of purchased intangibles, and impairment charges.
•Adjusted Operating Margin represents adjusted operating earnings as a percentage of sales.

Adjustments referenced in the reconciliations presented on the following pages are further described below and in the Reconciliation of Non-GAAP Financial Measures section of our Annual Report of Form 10-K for the fiscal year ended June 1, 2024, as filed with the SEC:

•Amortization of Knoll purchased intangibles: Includes expenses associated with the amortization of acquisition- related intangibles acquired as part of the Knoll acquisition. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. We exclude the impact of the amortization of Knoll purchased intangibles as such non-cash amounts were significantly impacted by the size of the Knoll acquisition. Furthermore, we believe that this adjustment enables a better comparison of our results as amortization of Knoll purchased intangibles will not recur in future periods once such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets. Although we
58 MillerKnoll

Table of Contents	Appendix

exclude the amortization of Knoll purchased intangibles in these non-GAAP measures, we believe that it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation.
•Integration charges: Knoll integration-related costs include severance, accelerated stock-based compensation expenses, asset impairment charges, and expenses related to synergy realization efforts and reorganization initiatives.
•Restructuring charges: Includes costs associated with actions involving targeted workforce reductions and non-cash charges for the impairment of assets associated with the decision to close certain showrooms.
•Impairment charges: Includes non-cash, pre-tax charges for the impairment of assets associated with the decision to cease operating Fully as a stand-alone brand as well as impairment of the Knoll and Muuto trade names.
•Tax related items: We excluded the income tax benefit/provision effect of the tax related items from our non-GAAP measures because they are not associated with the tax expense on our ongoing operating results.

The following table reconciles net sales to organic net sales by each of the Company’s reportable segments and in total for the fiscal years ended as indicated:

	Twelve Months Ended June 1, 2024
(Dollars in millions)	Americas(1)	International Contract & Specialty(2)	Retail(3)	Total
Net Sales, as reported	$1,824.2	$931.8	$872.4	$3,628.4
% change from PY	(10.0%)	(8.4%)	(16.4%)	(11.2%)

Adjustments
Currency Translation Effects (4)	(2.6)	(6.3)	(4.1)	(13.0)
Organic net sales	$1,821.6	$925.5	$868.3	$3,615.4
% change from PY	(8.3%)	(7.2%)	(8.6%)	(8.1%)

	Twelve Months Ended June 3, 2023
	Americas	International Contract & Specialty	Retail	Total
Net Sales, as reported	$2,026.1	$1,017.3	$1,043.7	$4,087.1

Adjustments
Fully and HAY eCommerce	—	—	(76.0)	(76.0)
Impact of extra week in FY23	(38.7)	(19.6)	(18.2)	(76.5)
Organic net sales	$1,987.4	$997.7	$949.5	$3,934.6
(1)The Americas Contract segment includes the operations associated with the design, manufacture, and sale of furniture products directly or indirectly through an independent dealership network for office, healthcare, and educational environments throughout North and South America.
(2)The International Contract & Specialty segment includes the operations associated with the design, manufacture, and sale of furniture products, indirectly or directly through an independent dealership network in Europe, the Middle East, Africa, and Asia-Pacific as well as the global activities of the Specialty brands, which include Holly Hunt, Spinneybeck, Maharam, Edelman, and Knoll Textiles.
(3)The Global Retail segment includes global operations associated with the sale of modem design furnishings and accessories to third party retailers, as well as direct to consumer sales through eCommerce, direct-mail catalogs, and physical retail stores.
(4)Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates.
2024 Proxy Statement 59

Appendix	Table of Contents
The following table reconciles earnings per share (“EPS”) to Adjusted EPS for the fiscal years ended as indicated:

	June 1, 2024	June 3, 2023
(Loss) EPS - Diluted	$1.11	$0.55

Add: Amortization of Knoll purchased intangibles	0.32	0.33
Add: Integration charges	0.31	0.24
Add: Restructuring charges	0.42	0.45
Add: Impairment charges	0.24	0.76
Tax impact on adjustments	(0.32)	(0.48)
Adjusted EPS - Diluted	$2.08	$1.85

Weighted Average Shares Outstanding (used for Calculating Adjusted EPS) – Diluted	73,954,756	76,024,368

The following table reconciles Operating Earnings to Adjusted Operating Earnings (Loss) for the fiscal years ended as indicated:

(Dollars in millions)	June 1, 2024		June 3, 2023
Net Sales, as reported	$3,628.4	100.0%	$4,087.1	100.0%
Gross Margin	$1,419.5	39.1%	$1,430.0	35.0%
Total Operating Expenses	1,252.3	34.5%	1,307.7	32.0%
Operating Earnings	167.2	4.6%	122.3	3.0%

Adjustments
Restructuring charges	30.80	0.8%	34.00	0.8%
Integration charges	23.50	0.6%	18.0	0.4%
Amortization of Knoll purchased intangibles	23.90	0.7%	25.3	0.6%
Impairment charges	16.80	0.5%	56.9	1.4%
Adjusted Operating Earnings	$262.2	7.2%	$256.5	6.3%

The following table reconciles Operating Expenses to Adjusted Operating Expenses for the fiscal years ended as indicated:

(Dollars in millions)	June 1, 2024		June 3, 2023
Operating Expenses	$1,252.3	34.5%	1,307.7	32.0%
Less: Restructuring charges	30.8	0.8%	34.4	0.8%
Less: Integration charges	23.5	0.6%	18.0	0.4%
Less: Amortization of Knoll purchased intangibles	23.9	0.7%	25.3	0.6%
Less: Impairment charges	16.8	0.5%	41.2	1.0%
Adjusted Operating Expenses	$1,157.3	31.9%	$1,188.8	29.1%

The following table reconciles Gross Margin to Adjusted Gross Margin for the fiscal years ended as indicated:

(Dollars in millions)	June 1, 2024		June 3, 2023
Gross Margin	$1,419.5	39.1%	$1,430.0	35.0%
Restructuring charges	—	—%	(0.4)	—%
Impairment Charges	—	—%	15.7	0.4%
Adjusted Gross Margin	$1,419.5	39.1%	$1,445.3	35.4%
60 MillerKnoll

© 2024 MillerKnoll, Inc. All rights reserved.
MillerKnoll, Herman Miller, , Knoll, colebrook bosson saunders, DatesWeiser, Design Within Reach,
Edelman, fully, Geiger, HAY, Holly Hunt, KnollTextiles, maharam, muuto, naughtone, spinneybeck, and filzfelt are among the trademarks and registered U.S. trademarks of MillerKnoll, Inc. and its subsidiaries.
All other trademarks are the property of their respective owners.

NaughtOne

Edelman

DATESWEISER

DESIGN WITHIN REACH

HAY

GEIGER

KnollTextiles

Knoll

HermanMiller

colebrook bosson saunders

MUUTO

maharam

spinneybeck

filzfelt

HOLLY HUNT

MillerKnoll

MillerKnoll

MILLERKNOLL, INC.
ATTN: SHAREHOLDER SERVICES
855 EAST MAIN AVENUE
ZEELAND, MI 49464-0302

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on October 13, 2024, for shares held directly and by 11:59 P.M. Eastern Time on October 9, 2024, for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MLKN2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on October 13, 2024, for shares held directly and by 11:59 P.M. Eastern Time on October 9, 2024, for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V55872-P13083 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MILLERKNOLL, INC.

Vote on Directors

The Board of Directors recommends a vote "FOR" the listed nominees:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Director Vote

TO ELECT FOUR DIRECTORS, EACH TO SERVE A THREE YEAR TERM EXPIRING IN 2027

01) Douglas D. French
02) John R. Hoke III
03) Heidi J. Manheimer
04) Tina Edekar Edmundson

TO ELECT ONE DIRECTOR TO SERVE A ONE-YEAR TERM EXPIRING IN 2025

05) John Maeda

TO ELECT ONE DIRECTOR TO SERVE A TWO-YEAR TERM EXPIRING IN 2026

06) Jeanne K. Gang

Vote on Proposals

		For	Against	Abstain
2.	Proposal to approve, on an advisory basis, the Company's Named Executive Officer compensation.	☐	☐	☐
3.	Proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2025.	☐	☐	☐

The Proxies will vote the shares in accordance with the directions on this card. If a choice is not indicated, the Proxies will vote the shares "FOR" the nominees and "FOR" proposals 2 and 3.

At their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V55873-P13083

FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 14, 2024
AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MILLERKNOLL, INC.

By signing this card, voting by telephone or voting by Internet, the shareholder appoints Michael A. Volkema and Jacqueline H. Rice, and each of them, Proxies, with full power of substitution, to vote all of the shares of MillerKnoll, Inc. Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Monday, October 14, 2024, at 10:30 a.m. ET at www.virtualshareholdermeeting.com/MLKN2024, and any adjournments or postponements thereof, upon all subjects that may properly come before the meeting, including the matters listed on the reverse side of this card and described in the company's proxy statement, subject to any directions indicated on the reverse side of this card.

Continued and to be signed on reverse side